================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                ----------------

                           SUPPLY CHAIN SERVICES INC.

                                ----------------

                 (Name of small business issuer in its charter)

           DELAWARE                            7380                             59-2159951
-------------------------------        -------------------------           -------------------
(State or other jurisdiction of        (primary standard                   (IRS Employer
incorporation or organization)         industrial classification           Identification No.)
                                       code number)

8/F, Guangdong Textile Centre, 22 Minden Avenue, Tsimshatsui, Kowloon, Hong Kong
                                 (852) 2366-8312

                                ----------------

                          (address and telephone number
                  of registrant's principal executive offices)

    8/F, Guangdong Textile Centre, 22 Minden Avenue, Tsimshatshui, Kowloon,
                                   Hong Kong

                                ----------------

(Address of principal place of business or intended principal place of business)


                              Thomas Yan Chuen Chu
8/F Guangdong Textile Centre, 22 Minden Avenue, Tsimshatsui, Kowloon, Hong Kong
                                 (852) 2366-8312

                                ----------------

                      (Name, address, and telephone number
                              of agent for service)

Copies of all communications to:
Charles D. Broll, Jr., Esq.                 Harrison D. Maas. Esq.
Hunton & Williams                           Hunton & Williams
23/F CITIC Tower, 1 Tim Mei Avenue          200 Park Avenue
Central, Hong Kong                          New York, NY 10166
011 (852) 2841-9191 (fax)                   (212) 309-1100 (fax)

     Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

                                                        PROPOSED MAXIMUM       PROPOSED MAXIMUM
TITLE OF EACH CLASS OF         DOLLAR AMOUNT TO BE     OFFERING PRICE PER     AGGREGATE OFFERING        AMOUNT OF
SECURITIES TO BE REGISTERED        REGISTERED                 UNIT                PRICE (1)          REGISTRATION FEE
---------------------------    -------------------     ------------------     ------------------     ----------------
Common Stock,                       $2,800,000                $0.35               $2,800,000               $700
($0.0001 par value)

------------
(1) Estimated solely for calculation of the amount of the registration fee calculated pursuant to Rule 457(c).

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 ("Securities Act") or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

================================================================================

     The information in this preliminary Prospectus is not complete and may be changed. The securities may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


SUBJECT TO COMPLETION, DATED MAY 25, 2001.

                                             Registration Statement No.333-
                                                                           -----

                      UP TO A MAXIMUM OF 8,000,000 SHARES
                           SUPPLY CHAIN SERVICES INC.
                        COMMON STOCK, PAR VALUE $0.0001
                             PRICE PER SHARE: $0.35

     We are a Delaware-incorporated holding company, headquartered in Hong Kong, with Hong Kong subsidiaries primarily involved in the service of managing and coordinating an integrated supply chain from the People's Republic of China ("PRC") and Taiwan to the U.S. for various customers. This is our initial public offering so there is no public market for our shares. However, we hope to have share prices quoted on the Over-The-Counter Bulletin Board maintained by the National Association of Securities Dealers after this offering is over. The Company is offering up to a maximum of 8,000,000 Common Shares at the purchase price of $0.35 per Common Share with no minimum investment amount. We will undertake a best efforts offering through the executive officers and directors of the Company.

     Prior to this date hereof, there has been no trading market for the Common Shares of the Company. There can be no assurances that the Common Stock will quoted, that an active trading and/or a liquid market will develop or, if developed, that it will be maintained.

     There are risks involved in investing in our company, especially given our young age. Only people who can afford to lose all the money they invest in the Company should invest in our shares. See "Risk Factors" beginning on page 12 of this Prospectus for a full discussion of the risks involved in investing in our Company.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE COMPANY'S SHARES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                        PRICE TO PUBLIC      PROCEEDS TO COMPANY
                                        ---------------      -------------------
Per Share                                 $     0.35              $     0.35
Maximum of 8,000,000 shares               $2,800,000              $2,800,000

     The Common Stock are being offered on a "best efforts" basis by the executive directors and officers of the Company and possibly by one or more broker-dealers registered with the National Association of Securities

Dealers, Inc. ("NASD"). No sales commission will be paid for the Common Stock sold by the Company. Selected NASD registered broker-dealers may receive a sales commission of up to 10% for any Common Stock sold by them. No one has guaranteed to purchase any of the securities hereby. No minimum offering amount shall be realized from this offering, hence the proceeds from this offering will not be deposited into an escrow, trust or of a similar nature of account.

     This offering will terminate on or before [      ,2001]. The Company has
the sole discretion to extend the offering of Common Stock for up to three
thirty day periods, but in no event later than [      , 2001].

     The date of this Prospectus is       , 2001.

     THE COMPANY IS OFFERING THE COMMON STOCK SUBJECT TO PRIOR SALE, WHEN, AS AND IF DELIVERED TO AND ACCEPTED BY US, AND SUBJECT TO APPROVAL OF CERTAIN LEGAL MATTERS BY COUNSEL AND CERTAIN OTHER CONDITIONS. THE COMPANY RESERVES THE RIGHT TO WITHDRAW, CANCEL, OR MODIFY THIS OFFERING AND TO REJECT ANY ORDER IN WHOLE OR IN PART, FOR THE PURCHASE OF THE SHARES BEING OFFERED.

     The information on this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. You should rely only on the information incorporated by reference or set forth in this prospectus or any supplement to this prospectus. Reference is also made to the registration statement discussed below on this page. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of the documents.


                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed a Registration Statement on Form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of Common Stock we are offering with the Securities and Exchange Commission. This Prospectus does not contain all of the information set forth in the Registration Statement and its exhibits and schedules. For more information about us and the Common Stock we are offering, you should read the Registration Statement and its exhibits and schedules. Statements contained in this Prospectus about any contract or any other document are not necessarily complete and reference is made to the copy of these contracts or documents filed as exhibits to the Registration Statement. Each statement in this Prospectus is completely qualified by reference to such exhibit.

     The Registration Statement, including exhibits and schedules, as well as the reports and other information we file with the Securities and Exchange Commission, may be inspected free of charge at the Public Reference Room of the Securities and Exchange Commission's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Securities and Exchange Commission's regional offices at 13th Floor, Seven World Trade Center, New York, N.Y. 10048, and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Securities Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Electronic filing made through the Electronic Data Gathering Analysis and Retrieval System are also publicly available through the Securities and Exchange Commission's Web site (http://www.sec.gov).


              CAUTIONARY STATEMENT OF PURPOSES OF THE SAFE HARBOR
      PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

     This registration statement contains forward looking statements. We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this statement for the express purpose of availing ourselves of the protections of the safe harbor with respect to all forward looking statements. Several important factors, in addition to the specific factors discussed in connection with such forward looking statements individually, could affect our future results and could cause those results to differ materially from those expressed in the forward looking statements contained in this prospectus.

     All statements other than statements of historical fact included in this Registration Statement are or may deem to be, forwarding-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.

     Investors are cautioned that this Registration Statement contains certain trend analysis and other forward looking statements that involve risks and uncertainties. Words such as "expects", "may", "should", "anticipates", "intends", "plans", "believes," "seeks," "estimates," variations of such words and similar expressions are intended to identify such forward looking statements. These statements are based on current expectations and projections about the online trading industry and assumptions made by our management and are not guarantees of future performance. Our actual results, performance, achievements or events may differ materially from those expressed or forecasted in, or implied by the forward-looking statements due to factors such as the effect of changing political and economic conditions, material changes in local and foreign currency exchange rates, conditions in the overall online trading market, risks associated with product demand and availability and market acceptance risks, the intense competition in the markets for our new products and services, the impact of other competitive products and services and pricing, delays in new product development and technological risks and other risk factors identified in our filings with the Securities and Exchange Commission, including the Company's Form 10-KSB Reports filed on March 30, 2000 and March 30, 2001.

                               TABLE OF CONTENTS

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
                                                                                                                  Page
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
PART I

CERTAIN DEFINED TERMS                                                                                                7
SUMMARY INFORMATION                                                                                                  9
RISK FACTORS                                                                                                        12
USE OF PROCEEDS                                                                                                     23
DETERMINATION OF OFFERING PRICE                                                                                     24
DILUTION                                                                                                            24
SELLING SECURITY HOLDERS                                                                                            25
PLAN OF DISTRIBUTION                                                                                                25
LEGAL PROCEEDINGS                                                                                                   26
INTEREST OF NAMED EXPERTS AND COUNSEL                                                                               27
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS                                                        27
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT                                                      29
DESCRIPTION OF SECURITIES                                                                                           31
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES                                 33
ORGANIZATION OF THE COMPANY WITHIN THE LAST FIVE YEARS                                                              33
DESCRIPTION OF THE BUSINESS                                                                                         34
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS                               46
DESCRIPTION OF PROPERTY                                                                                             48
CERTAIN RELATIONSHIP AND RELATED TRANSACTIONS                                                                       51
MARKET FOR THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS                                           52
TAXATION                                                                                                            54
EXECUTIVE COMPENSATION                                                                                              57
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE                                58
INDEX TO FINANCIAL STATEMENTS                                                                                      F-1

PART II

INDEMNIFICATION OF DIRECTORS AND OFFICERS                                                                         II-1
OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION                                                                       II-1
RECENT SALES OF UNREGISTERED SECURITIES                                                                           II-1
EXHIBITS AND FINANCIAL STATEMENT SCHEDULES                                                                        II-2
UNDERTAKINGS                                                                                                      II-3
SIGNATURES                                                                                                        II-4

                              CERTAIN DEFINED TERMS

     References to an "affiliate" means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the Company.

     References to "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or share investment power with respect to a security (i.e., the power to dispose of or to direct the disposition of a security).

     References to "Bonbridge" herein are to Bonbridge Consultancy (China) Limited, a representative company situated in Shanghai, PRC.

     References to "CFETC" are to the China Foreign Exchange Trading Center which was formally established in Shanghai and began operating in April 1994.

     References to the "Company" herein are to Supply Chain Services Inc. (formerly Paddington Inc.) which was incorporated in Delaware, United States of America on March 29, 1999. References to "Common Stock" are to the Common Stock of the Company.

     References to the "Director(s)" herein are to the director(s) of the Company.

     References to "EDI" are to Electronic Data Interchange which is a medium to exchange data and information and enables automatic data processing without manual re-capturing of data.

     References to "FIE(s)" are to the foreign investment enterprises in the PRC, including Sino-foreign equity and co-operative joint ventures.

     References to "GSCM" are to Global Supply Chain Management as described thereto in the "Description of Business" section of this Registration Statement.

     References to "IRS" are to the U.S. Internal Revenue Service.

     References to "ISUPPLYCHAIN" are to the Company's Internet-based platform, through which to access the Company's proprietary SCM software.

     References to "LIGL" herein are to Leader Industrial Group Limited, a wholly-owned subsidiary of the Company.

     References to "MMS" herein are to Merchandise Management Services, a U.S. consulting services company.

     A reference to "MPF" herein is to the Mandatory Provident Fund under the rules and regulations of the Hong Kong Special Administrative Region.

     References to "NASD" are to the National Association of Securities Dealers, Inc.

     References to "new accounting firm" are to the Company's new certifying accountants, Areson & Company.

     References to a "Non-U.S. Holder" are, for the purposes of this offering and for U.S. federal tax income considerations, an investor who is not a U.S. Holder and who holds the Company's Common Stock as a capital asset.

     References to "OTCBB" herein are to the Over-The-Counter Bulletin Board maintained by the National Association of Securities Dealers after this offering is completed. The OTCBB differs from national and regional stock exchanges in that it: (i) is not sited in a single location but operates through communication of bids, offers and confirmations between broker-dealers; and
(ii) securities admitted to quotation are offered by one or more broker-dealers rather than the "specialist" common to stock exchanges.

     References to "PFIC" are to the passive foreign investment company as described thereto in the "Important United States Federal Tax Consequences of the Company's Common Stock" section of this Registration Statement.

     References to the "PRC" are to the People's Republic of China. Unless otherwise stated, references to and statements regarding China contained in this Prospectus do not apply to Hong Kong, Macau or Taiwan. References to "Hong Kong" are to the Hong Kong Special Administrative Region of the PRC.

     References to "Penny Stock" herein are to the Company's Common Stock sold pursuant to this offering and as described thereto in the "Market for Common Equity and Related Stockholders Matters" section of this Registration Statement.

     References to "Preferred Stock" are to the Preferred Stock of the Company.

     References to "QEF" are to the qualified electing fund as described thereto in the "Market for Common Equity and Related Stockholders Matters" section of this Registration Statement.

     References to "SAEC" are to the PRC State Administration of Exchange
Control.

     References to "SCM" are to Supply Chain Management as described thereto in the "Description of Business" section of this Registration Statement.

     References to "SCMS" are to Supply Chain Management Software as described thereto in the "Description of Business" section of this Registration Statement.

     References to "SCSL" are to Supply Chain Services Limited, a wholly-owned subsidiary of the Company.

     References to "Securities Act" are to the Securities Act of 1933, as amended.

     References to "Securities Exchange Act" are to the Securities Exchange Act of 1934, as amended.

     References to "Securities and Exchange Commission" are to the United States Securities and Exchange Commission.

     References to "Swap Rates" are to the rates prevailing in the various swap centers in the various provinces and cities in the PRC.

     References to "Tibet Jin Sheng" are to Tibet Jin Sheng Company Limited, a company incorporated and registered in Tibet, PRC.

     References to "US$" are to United States Dollars, references to "Renminbi" are to Renminbi, the legal tender currency of the PRC and references to "HK$" are to Hong Kong Dollars.

     References to "USCL" are to United States Consolidation Limited, a logistics service provider company situated in Hong Kong.

     References to "U.S. GAAP" are to generally accepted accounting principles in the United States.

     References to a "U.S. Holder" are to a United States citizen or resident in the United States, a partnership, corporation or other entity taxable as an association created under the laws of the United States or any political subdivision thereof, a trust subject to the control of the United States person and the primary supervision of a United States court or an estate the income of which is subject to United States federal taxation regardless of its source who hold such Common Stock as capital assets.

     References to "US", "U.S." or "U.S.A." herein are to the United States of America.


                               SUMMARY INFORMATION

     The following summary highlights selected information from this prospectus, but not all the important information. You should read this entire prospectus carefully together with the more detailed information and financial statements (including the notes) in this Prospectus.


                                   THE COMPANY


INTRODUCTION

     We are a holding company with operations, including sourcing, procurement, production and other supply chain related services, sales, marketing and other corporate activities, being carried out through two wholly-owned subsidiaries, Supply Chain Services Limited ("SCSL") and Leader Industrial Group Limited ("LIGL"), both incorporated in Hong Kong. One of those subsidiaries, SCSL, has representative offices in Shanghai and Shenzhen, PRC and Taipei, Taiwan, Republic of China, and has sales representatives carrying out marketing activities covering specific regions in the United States on a commission basis.

     In order to achieve the company's objectives of offering merchandise with greater variety, more competitive prices, and higher quality to be supplied and delivered on a "just-in-time" basis, each part of the supply chain, which involves sourcing, purchasing, quality control, production and delivery, must be efficiently managed and coordinated. We believe we offer a "one-stop" solution to customers by providing supply chain management services through working closely with each process in the supply chain. We believe that we have assembled a management team, one of the few in Hong Kong possessing a full understanding of supply chain management practices. We maintain a database of suppliers in various product categories, provide regular useful reporting to clients and endeavor to execute the physical material information and financial flows in each supply chain process systematically. We are also developing our own proprietary supply chain software based on our management's experience in manufacturing in Asia and exposure to marketing in North America. We currently have ten customers consisting primarily of US-based retail stores/chains, trading companies, distributors and product development companies. With what we believe is sound strategy, extensive experience and strong technological support, we are positioned to become a serious competitor in the Hong Kong supply chain management industry.


LOCATION

     Our principal executive office is located at 8/F, Guangdong Textile Centre, 22 Minden Avenue, Tsimshatsui, Kowloon, Hong Kong, telephone number (852) 2366-8312.


                                  THE OFFERING

Securities Being Offered                                          Up to a maximum of 8,000,000 shares of Common Stock

Common Stock Outstanding Prior to this Offering                   35,533,333 shares of Common Stock

Price per Share                                                   The initial public offering price per Share is US$ 0.35

Shares of Common Stock to be outstanding after this               43,533,333 Shares will be outstanding after this
Offering if the maximum amount is sold                            offering, of which 33,916,666 shares or 77.9% of the
                                                                  Common Stock will be directly and indirectly held by the
                                                                  officers and directors of the Company.

Percentage of Common Shares owned by current                      81.62%
shareholders after Offering

Gross Proceeds after Offering                                     US$2,800,000

Use of Proceeds                                                   We intend to use the proceeds of this offering primarily for the purchase of computer equipment, for the development costs of proprietary computer software, acquisition and expansion,
                                                                  and for working capital and general corporate purposes.

Dividends                                                         We have never declared or paid any dividends. Dividends in the future will be at the discretion of our management, and will depend upon many things, including earnings, capital requirements, our financial condition and general business

                                                                  conditions.

Plan of Distribution                                              The Common Stock are being offered on a "best efforts" basis, with no commitment by anyone to purchase any shares.  Our shares will be offered and sold by our executive officers and directors and possibly one or more selected NASD registered broker-dealers as the selling agent(s) to make offers and sales on our behalf.


RISK FACTORS

     Investment in our Company involves a high degree of risk. You should consider carefully certain general business risks and risks specifically in our industry or to us specifically, as well as the information set forth in this prospectus. As detailed elsewhere, we have a limited operating history, insufficient cash flow and recent losses from operations. This offering involves the sale of up to a maximum of 8,000,000 shares of Common Stock of the Company.


SUMMARY FINANCIAL INFORMATION

     The following tables set forth the summary selected consolidated financial information and other equity information of the Company. The summary selected consolidated financial information in the tables is derived from the financial statements of the Company and should be read in conjunction with, and are qualified in their entirety by reference to, the audited financial statements, including the related notes and other financial information thereto, included elsewhere in this Prospectus. The Company prepares its financial statements in accordance with U.S. GAAP. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS" and "FINANCIAL STATEMENTS."

                  SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA


                                                                PERIOD FROM
                                                               SEPTEMBER 10,
                                                                  1997 TO             YEAR ENDED         YEAR ENDED
                                                                DECEMBER 31,         DECEMBER 31,       DECEMBER 31,
                                                                    1998                1999               2000
                                                               -------------        -------------      -------------
STATEMENT OF OPERATIONS DATA:

Revenues                                                       US$   242,760        US$ 1,990,746      US$   628,201
Operating Income (Loss)                                               21,874              107,622           (299,371)
Interest Income (Expenses)                                            (2,463)              (2,512)            (3,945)
Income (Loss) Before Income Taxes                                     19,411              106,126           (300,284)
Net Income (Loss)                                                     14,634               88,797           (265,177)
Basic and Diluted Net Income (Loss) Per Share                       0.000439              0.00266           (0.00792)
Weighted Average Shares Used in Computation
 of Net Income (Loss) Per Share                                   33,333,333           33,333,333         33,466,894

                                                                    DECEMBER 31,       DECEMBER 31,      DECEMBER 31,
                                                                        1998               1999              2000
                                                                    ------------       ------------      ------------
BALANCE SHEET DATA:
Total assets                                                          US$69,439         US$248,220        US$636,885
Working capital                                                       US$14,863         US$ 39,809        US$198,940
Stockholders' Equity                                                  US$17,967         US$106,764        US$221,628


                                  RISK FACTORS


RISK FACTORS RELATING TO THE COMPANY

     In addition to the information set forth elsewhere in this Prospectus, prospective investors should evaluate the risk factors set forth below in connection with an investment in the Company. Such investment involves special considerations and significant risks not typically associated with investing in other equity securities of United States companies.


LIMITED OPERATING HISTORY, INSUFFICIENT CASH FLOW AND A HISTORY OF LOSSES FROM OPERATIONS AND EXPECTED LOSSES FOR THE FORESEEABLE FUTURE

     We have had a limited operating history, insufficient cash flow from operations and have relied on financial resources from existing stockholders and incomes from our services. In addition, we have suffered losses from our operations in the amount of US$ 299,371 for the year ending 31 December 2000 due to the increase in the unbudgeted audit fees and legal fees in relation to the private placement, pre-IPO exercise and SEC filings, increase in selling and marketing expenses for developing the business in 2001 and onwards. There can be no assurance that SCSL will generate the forecasted profits from operations. Further, there can be no assurance SCSL will generate and/or maintain sufficient cash flow from the operations. A lack of additional funds may create hinderances and obstacles for us to implement our existing and future business plans and to achieve our business goals.

NO MARKET STUDIES

     We have relied on the assumptions, considerations and judgment of our directors, management and officers in the formation of our business plan. No formal independent market studies concerning the demand for our proposed services and products have been conducted or proposed. We have not engaged any independently qualified financial consultants and advisors in the carrying out of an analysis of the effects and consequences this sale of Common Stock may have on the present and future operations of the Company, the ability of the Company to obtain funds or financing or the variations in share price due to additional shares being available for sale.


RELIANCE ON THE SUPPLIERS AND MANUFACTURERS IN THE PRC

     We are heavily reliant on suppliers and manufacturers in the PRC to fulfill specific requests and orders placed by customers. While our directors, management and officers do not limit our sourcing activities in the PRC, it is anticipated that we will carry out a substantial portion of such sourcing activities in the PRC. Therefore, this aspect of our business is subject to changes in economic, political and social conditions in the PRC. There can be no assurance that such changes will not adversely affect the execution of the contemplated business plan by our directors and officers and management.


COMPENSATION OF OFFICERS

     After this initial offering is made to the public, our directors and officers will collectively own at least 81% of the Company and continue to have majority interest in and control of the Company's board of directors. As a result, our directors will be entitled to set and receive compensation amounts for directors and officers at the discretion of the Directors, including any bonus payments payable to them. In addition, there will be no oversight of the reasonableness of any bonuses paid to such directors and officers due to the fact that there are no independent directors on the Board. Currently, we have adopted no retirement, pension, profit sharing, stock option or insurance programs for the benefit of such directors and officers.


NO ASSURANCE ON THE ABILITY TO ATTRACT AND RETAIN QUALIFIED PERSONNEL

     Our ability to attract and retain qualified personnel is critical to the implementation of our business plan. No assurances can be given that we will be able to retain or attract such qualified personnel or agents to implement our business plan successfully. If for any reason, we are unable to attract and retain the qualified personnel necessary, our ability to implement our business plan would be adversely affected.


MANAGEMENT OF POTENTIAL GROWTH

     Our ability to manage future potential growth, if any, will require a continual process of implementation and improvement in our operational, financial and management information systems and control; employment and effective training of its new employees, including management, marketing and technical personnel; and also proper motivation and management of our new employees so as to allow our overall operations to flow effectively and to integrate them into our corporate culture. Although the directors and officers have previously contributed to the growth of other companies, there can be no assurance that our management will be able to achieve similar or identical results and performances successfully. If we fail to manage our future potential growth effectively or lose the services of one or more of our key personnel, we would incur a material adverse effect on our results of operations and our ability to execute our business strategy.


POTENTIAL PROBLEMS AND RISKS ASSOCIATED WITH ACQUISITIONS

     Our growth may depend in part upon our ability to successfully acquire interests in other companies or technologies. We may encounter problems associated with potential acquisitions and may be vulnerable to the following risks:

     - Difficulties in integrating acquired operations, technologies, services and personnel with the Company's existing operations and personnel;

     - Difficulties in meeting operating expectations for acquired businesses, services and technologies;

     - Failure to obtain required governmental and regulatory approvals, licenses and permits;

     -    Disruption of ongoing business;

     -    Diversion of management's attention from other business concerns;

     - Adverse impact on earnings of amortization or write-offs of acquired goodwill and other intangible assets;

     - Issuances of equity securities, which may be dilutive to existing stockholders as consideration for future acquisitions; and

     - Potential loss of key employees and/or customers of acquired companies.


NO ASSURANCE ON THE ABILITY TO SECURE NECESSARY ADDITIONAL FINANCING IN THE
FUTURE

     Our President and Chairman of the Board, Thomas Yan Chuen Chu, loaned moneys to our subsidiary, SCSL, through his company, Gi-Tech Developments Limited, in the amount of HK$78,738.69 (approximately US$10,000). Mr. Chu also loaned moneys to our other subsidiary, LIGL, through Gi-Tech Developments Limited in the amount of HK$438,556.36 (approximately US$56,000). Instead of capitalizing or converting the loans into equity, on 31 December 2000, Gi-Tech and SCSL, as well as Gi-Tech and LIGL, entered into Subordination Agreements. Under these agreements, Gi-Tech agreed that they would not seek reclaim interest on the outstanding debts, that the outstanding principal on the debts will not be repaid unless there is a liquidation or winding up of SCSL or LIGL, respectively, and that the outstanding debts will not be secured, pledged, assigned or subject to a setoff or counterclaim. On 2 January 2001, Gi-Tech and SCSL, as well as Gi-Tech and LIGL, also entered into Supplemental Subordination Agreements to make clear that the Subordination Agreements did not apply to moneys that SCSL and LIGL may owe to Gi-Tech on or after 1 January 2001.

     Mr. Chu, through his company Gi-Tech Developments Limited entered into a loan agreement with SCSL to loan additional moneys in the amount of HK$ 631,577.55 (approximately US$80,455) to SCSL over the period from January to March, 2001. Under this loan agreement the outstanding debt will not be subject to interest payments and will be repayable or repaid in whole within 12 months. Such outstanding debt will remain unsecured by any mortgage, charge, debenture or other security.

     In addition to the aggregate net proceeds of these subordinated loans and this offering, we may need to raise additional funds to:

     -    develop new or enhanced services and technologies;

     -    further develop marketing initiatives;

     -    acquire interests in other complementary businesses or technologies;
          and

     - respond to unanticipated or satisfy other unforeseen requirements of the Company.

     We expect that we will require substantial additional capital to fully implement our business plan; however, no agreements or arrangements are currently being negotiated to cater for such need. We may not be able to obtain additional financing on acceptable terms when the need arises. We may seek such additional financing through bank borrowing, debt or other equity financing. In any event, there can be no assurance that such financing will be available, if any, to us on acceptable and agreeable terms. We have initiated discussions regarding a bridge loan financing, but no written agreement has been drafted or negotiated. Presently, the Company is unlikely to obtain additional capital through bridge loan financing, however, in the event of insufficient capital, the Company will seek additional funds through loans from shareholders. Any future equity financing may involve the sale of additional shares of Common Stock on certain terms and conditions which are yet to be decided. Such terms and conditions may be more favorable than those in the offering and would result in dilution of investors' holdings pursuant to this offering. If we require, but are unable to obtain, additional financing in the future, we may have difficulties implementing our business and growth strategies, responding to changing business or economic conditions, preventing adverse operating results, consummating acquisitions, competing effectively within the industry or to continuing our existing business activities as a going concern. No assurances can be given that our business will ultimately be successful or that we will ever be or remain profitable.


COMPETITION

     We face some indirect competition from several leading freight forwarders and courier service providers in the same industry. From the commercial segment, a leading trading company in Hong Kong is targeted as our prime competitor. Nevertheless, our competitors are all tackling the business along from the logistics perspective, rather than the vertical supply chain service activities. SCSL is currently the only one in the market providing a vertical operation and competition is minimal at this stage. However in order to maintain SCSL's competitiveness with our target customers, additional capital is needed. Otherwise, intense competition could lead to reductions in our service fee and commission fee incomes. In addition, we maybe unable to compete successfully with any existing or new competitors who have more human and financial resources than us. As a result of competition, our revenues and profit margins may decline and our business, financial condition and results of operations could be adversely affected.


NEW, EVOLVING AND UNPREDICTABLE BUSINESS MODEL

     We are in our very early stages of development. Like many new businesses, our business is characterized by rapidly evolving technologies, quickly changing marketing and sales strategies and multiple and aggressive market participants. The success and timing for completion of our proprietary SCM software program, which is in the initial development stages is crucial to our business. Customers have the option of using various services and these other services may receive greater acceptance than our service model.

HEAVY DEPENDENCE ON SERVICE AND PURCHASE CONTRACTS FOR CURRENT REVENUES.

     During our start-up stage, we are heavily dependent upon (i) our service contract with Rumpus Corporation to act as their sole and exclusive agent to undertake supply chain services, including outsourcing, purchasing and production of goods in the PRC; (ii) North American Bear Co. Inc. for whom SCSL undertakes supply chain services for certain product groups; and (iii) Pacific Playthings, a division of Toys R Us (Hong Kong) Limited, for whom SCSL undertakes the purchasing and exports of goods in the PRC. A large percentage of our revenue is derived from the commission received of the invoice value of goods purchased on behalf of our customers. Further, there are service contracts whereby our customer is obligated to pay a stipulated monthly retainer fee which is to be deducted if the commission payable is higher than the retainer fee at the end of each quarter. In light of the intense competition, there can be no assurances that there will be no default on either party to or early termination of the existing and future service contracts in order to sustain and achieve our current and future revenues.

     Over the past few years, our subsidiary LIGL has entered into contracts with Sears, Roebuck & Company for the sale, purchase, export and delivery of merchandise from the PRC. A portion of our revenue is derived from exporting such shipments of goods at reasonable and competitive costs. With the slowing down of the economy in the foreseeable future, there can be no assurances that we are able to obtain a continuous flow of contracts to allow an accumulation of the current revenue.


NO GUARANTEED BENEFITS TO BE REALIZED FROM COSTS OF DEVELOPING OUR SOFTWARE.

     Through our subsidiary SCSL, we have appointed the service provider Greatmind Technology Limited to undertake software development and programming activities for the Company's supply chain software program. We have outsourced this initial software development and hosting/maintenance of the software with in-house EDI capabilities at a total cost of US$ 550,000. Although we plan to carry out software enhancements, further developments and maintenance with in-house capabilities in the nearest future and we believe that technology capabilities are the key considerations for companies in choosing supply chain partners, there is however, continual rapid changes in the development and advancement of technology and software whereby no assurances can be made that benefits will be realized as a consequence of our expenses incurred in the development of our Company's software.


LACK OF PATENT, COPYRIGHT OR TRADEMARK PROTECTION DUE TO NON-REGISTRATION

     We have not applied for any patent, trademark or copyright protection in any jurisdiction as we are still in the process of creating our ISUPPLYCHAIN internet platform software which is due to be registered once it is created and completed. There can be no assurances that all future patents, copyrights or trademarks will be successfully registered to provide sufficient protection to the company.


POTENTIAL TAX PENALTIES.

     LIGL failed to file a Hong Kong tax return in the years 1998-1999. While it was subsequently determined that LIGL owed no taxes for those tax years, it still may be subject to a penalty of HK$ 1,200 for its failure to timely file its tax returns. Additionally, SCSL owed HK $96,300 in accordance with Hong Kong tax regulations as of March 16, 2001. Such profits tax payment will be paid by SCSL in May 2001, but SCSL will face a penalty for late payment.


RISK FACTORS RELATING TO HONG KONG


POLITICAL AND ECONOMIC DEVELOPMENTS AFFECTING HONG KONG

     The Company's principal office is located in Hong Kong. Accordingly, we may be materially adversely affected by factors affecting Hong Kong's political situation and its economy or in its international political and economic relations. Pursuant to the Sino-British Joint Declaration, the government of the PRC began to exercise sovereignty over Hong Kong, effective July 1, 1997, through the Hong Kong Special Administrative Region, which was established pursuant to Article 31 of the PRC constitution. The PRC has agreed that (i) Hong Kong's current social and economic system will remain unchanged for 50 years after July 1, 1997, with the Special Administrative Region to be administered by local inhabitants under the PRC's "Basic Law," and (ii) the laws currently enforced in Hong Kong will remain largely in unchanged and foreign investment will be protected by the law. There can be no assurance that the Basic Law as adopted in its present form will not be changed or interpreted in a materially adverse manner for the Company in the future or that any such changes or interpretations would not be given retroactive effect. As of December 2000, we were required by the government of the Hong Kong Special Administrative Region to comply with its laws and regulations in connection with the Mandatory Provident Fund ("MPF") to be set up for each of our employees. We believe that all of our operations in Hong Kong are in compliance with the relevant laws and regulations of the Hong Kong Special Administrative Region, however, amendment of its existing laws and regulations may impose additional requirements and compliance with such laws and regulations may require us to incur significant capital expenditures or liabilities, which could create substantial financial burden and hence make it impractical, inefficient or impossible for us to conduct business in or from Hong Kong.


EXCHANGE CONTROLS AND OTHER LIMITATIONS AFFECTING SECURITY HOLDERS

     There are no exchange control restrictions on the payment of dividends on the Common Stock in Hong Kong, where our principal executive offices are located, or in Delaware, United States of America, where we are incorporated. The shares of Common Stock are issued in the currency of the United States. Other jurisdictions in which we conduct operations, such as the PRC, have various exchange controls. However, other than for rental fees for office space and motor vehicles (see "Description of Property") and purchases of office supplies for our subsidiary SCSL's Shenzhen representative office, all sales and purchases are currently conducted in US Dollars or Hong Kong Dollars.

     Should we decide to take on purchases and sales for or with our customers in the currency of the PRC, the Renminbi, we would subject ourselves to dealing with a currency that is not freely convertible into foreign currency. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of Renminbi into foreign currency and through restrictions on foreign trade. Prior to January 1, 1994, the PRC had a dual exchange rate system, which consisted of the rate fixed time-to-time by the PRC State Administration of Exchange Control (the "SAEC") and the rates prevailing in the various swap centers around the country (the "Swap Rates"). In most cases, foreign enterprises satisfied their need for foreign currency through such means as exporting products for foreign currency, selling "import substitute" products in the PRC for payment in foreign currency, or accessing a swap center. Among the more widely used Swap Rates was the rate at the swap center in Shanghai. Effective January 1, 1994, a new unitary, managed floating-rate system was introduced in the PRC to replace the previous dual-track foreign exchange system, which was abolished pursuant to the Notice of the People's Bank of China Concerning Further Reform of the Foreign Currency Control System (the "PBOC Notice"). The conversion of Renminbi into U.S. dollars must now be based on the rate set by the People's Bank of China, which is set based on the previous day's PRC interbank foreign exchange market rate and with reference to current exchange rates on the world financial markets. In furtherance of these currency reforms, the China Foreign Exchange Trading Center (the "CFETC") was formally established in Shanghai and began operating in April 1994. The establishment of the CFETC was originally intended to coincide with the phasing out of the swap centers. However, the swap centers have been retained as an interim measure and it is envisaged that the local swap centers will be phased out gradually.

     Currently, foreign investment enterprises ("FIEs") in the PRC (including Sino-foreign equity and co-operative joint ventures) are required to apply to the local bureau of the SAEC for "foreign exchange registration certificates foreign investment enterprises." Upon the presentation of appropriate documentation, FIEs may enter into foreign exchange transactions at swap centers, or in the future, in the event the unitary exchange rate system is implemented as anticipated, through the unified market when all swap centers are consolidated under the CFETC. On January 29, 1996, the State Council promulgated the Regulations of the People's Republic of China Regarding Foreign Exchange Control (the "Regulations") which came into effect on April 1, 1996. Pursuant to the Regulations, conversion of Renminbi into foreign exchange for current account items is permissible. Conversion of Renminbi into foreign exchange for capital items, such as direct investment, loans or security is still under the sole jurisdiction and requires approval of the SAEC.

     As a result of the adoption of the unitary exchange rate system on January 1, 1994, the official bank exchange rate for Renminbi to U.S. dollars experienced an immediate devaluation of approximately 50% to US$1.00 .2 = Rmb
8.7000. Any future volatility or devaluation of the Renminbi could have a material adverse effect on our business, results of operations and financial condition.

     As we have not entered into any Renminbi-denominated purchases or sales for or with our customers, we currently do not have to obtain any required approvals for the conversion and remittance abroad of foreign currency necessary for the operations of any of our business in the PRC. However, if we do transact business in Renminbi in the future and obtain the required approvals, such approvals do not guarantee the availability of foreign currency, and no assurance can be given that we will be able to convert sufficient amounts of foreign currency in the PRC's foreign exchange markets in the future at acceptable rates, or at all, for the repayment of debt, payments of interest, purchases of equipment or payment of dividends, if any, and payments for services and other contracts.

     All of our sales and purchases for and with our customers are denominated either in U.S. Dollars or Hong Kong Dollars. If we were to transact business in Renminbi or other currencies, we would subject ourselves to a variety of risks associated with changes among the relative currency values. We do not currently hedge our foreign exchange positions. Since 1983, the Hong Kong government has maintained a policy of linking the U.S. Dollar and the Hong Kong Dollar at an exchange rate of approximately HK$7.75 to US$1.00. There can be no assurance that such link will be continued, although we are not aware of any intention of the Hong Kong government to abandon such link. The PRC government sets the exchange rate between the Renminbi and all other currencies. Over the last five years, the Renminbi has experienced significant devaluation against most major currencies. If the value of the Renminbi (if we were to transact business for or with our customers in Renminbi) or the Hong Kong Dollar decreases relative to the U.S. Dollar, such fluctuations may have a positive effect on our results of Renminbi relative to the U.S. Dollar would increase our expenses and therefore would have a material adverse effect on our business, financial condition and results of operations.


RISK FACTORS RELATING TO PRC


POLITICAL AND ECONOMIC STABILITY

     Since 1979, the PRC adopted an open-door policy and the country is gradually shifting itself towards a more market-oriented economy. Such reforms have resulted in significant economic growth and social progress. Many of the reforms are unprecedented or experimental and will be refined and improved upon. The reforms over the past 20 years have significantly opened up the country's investment and business environment compared with the past, but as the economy is now at a transitional stage, a number of reforms are subject to further refinements and readjustments. We are operating on the assumption that, in the long term, such refinements and readjustments should in most cases improve the overall investment and business environment which would be advantageous to us. However, there is no guarantee that such reforms will benefit us immediately, and it is difficult to determine whether such reforms may have direct or indirect negative impacts on our business and operations in the future.


LEGAL AND REGULATORY FRAMEWORK

     The National People's Congress, or its Standing Committee, is responsible for the passing of new laws of the PRC and any amendments thereto. The PRC legal system is based on written statutes. Court judgments are therefore not legally binding -- although judges in subsequent cases will often make reference to them in forming their judgment. The interpretation of the PRC laws may be subject to policy changes reflecting the domestic, political and social developments at the time.

     Since 1979, to facilitate foreign investments and to meet the needs of investors, the PRC government has been developing and modifying its economic systems by promulgating a series of economic related laws and regulations. As the legal system of the PRC keeps evolving, the promulgation of new legislation, the changes to existing laws and regulations and the precedence of national laws over local regulations may have negative impacts on foreign investors. Although throughout the past 19 years, the legal system of the PRC in general has been evolving in favor of foreign investors, there is no guarantee that the changes and modifications of laws and regulations in future will be advantageous to foreign investors as in the past. Therefore uncertainty therefore exists as to changes to and/or development of any PRC laws and regulations and of the legal system itself. There is no assurance that any change in and interpretation of the PRC laws and regulations in future will not have any adverse effect on our business and prospects.


RISK FACTORS RELATING TO THIS OFFERING

POTENTIAL LOSS OF INVESTMENT

     AS WITH AN INVESTMENT IN ANY COMPANY WITH LIMITED OPERATING HISTORY, OWNERSHIP OF OUR COMMON STOCK WILL INVOLVE A HIGH DEGREE OF RISK. NO POTENTIAL INVESTOR SHOULD INVEST IN OUR COMMON STOCK UNLESS THEY CAN BEAR THE RISK OF A TOTAL LOSS OF THEIR INVESTMENT.


BEST EFFORTS OFFERING

     This offering is being conducted on a "best efforts" basis. As such, no assurances can be given as to what level of proceeds, if any, will be obtained. Our ability to effectuate our business plan will be materially adversely affected if we fail to obtain all or substantially all of the proceeds sought in this offering and thus, investors may lose all or substantially all of their investment. No assurances can be given that the subscription proceeds obtained from this offering will be sufficient to sustain our operations prior to receipt of revenues from our customers.


POSSIBLE SECONDARY OFFERING BY SELLING SHAREHOLDERS

     On May 10, 2001, the officers and directors of the Company have entered into written lock-up agreements not to directly or indirectly sell their Common Stock within a period of 90 calendar days from the date this Registration Statement filed with the SEC is declared effective by the SEC. In the event the Company exercises its discretion to extend the period of offering and the lock-up period has subsequently expired prior to the termination of the offering and further, the Company has not taken any measures to further extend the lock-up period until the Company's offer is fully subscribed or terminated, the shareholders will have the right to sell their Common Shares at the same time as the offering by the Company. The demand for the Company's Common Shares will be decreased due to the large number of Common Shares that may be sold by the selling shareholders. Due to the event that the offering by the Company is conducted at the same time as the selling shareholder who offer and sell all their shares, conflicts of interest will arise and the market price of the Company's Common Stock may be less than the pre-determined offering price of $0.35 or will decrease soon thereafter.


CONTROL BY PRESENT EQUITY OWNERS

     Notwithstanding the shares of our Common Stock to be sold pursuant to this offering, control of the Company will remain with the present equity owners after the completion of the Offering. As a result, the existing stockholders will be able to retain control the Company and its operations, including the election of at least a majority of its board of directors and thus, the policies of the Company for which only majority board approval is required.


IMMEDIATE AND SUBSTANTIAL DILUTION

     The price at which the shares of our Common Stock are to be sold pursuant to this offering is significantly higher than the price per share that was paid by our current stockholders. Investors participating in this offering will incur immediate and substantial dilution in that the net tangible book value per share of Common Stock after the offering will be substantially less than the per share offering price of Common Stock. Assuming the maximum amount of 8,000,000 Common Shares of the Company is sold, the investors in this offering will suffer immediate dilution of approximately $0.2850 (or 81.43% of the offering price).


NO PRIOR MARKET; OFFERING PRICE MAY NOT BE ACCURATE

     Prior to this offering, there has been no market for our Common Stock. The offering price of the shares of our Common Stock has been determined by the Company and may bear no relationship to assets, book value, net worth, earnings, actual results of operations, or any other established investment criteria. Factors considered in setting the purchase price include the degree of control which the current stockholders desired to retain, our current financial condition, our future prospects, the state of the markets for our services, the experience of management, and the economics of the industry in general, among others. Each prospective investor should make an independent evaluation of the fairness of the purchase price.


ILLIQUIDITY OF INVESTMENT IN THE COMMON STOCK

     Prior to this offering, there has been no market for our Common Stock. We do not know the extent to which investor interest in the Common Stock will lead to the development of a trading market or how liquid that market might be. If an active and liquid trading market does not develop, investors in the Common Stock will have serious difficulty selling their shares.


POSSIBLE FLUCTUATION ON THE MARKET PRICE OF THE COMMON STOCK

     The initial public offering price is determined solely and arbitrarily by the Company and may not be indicative of the market price for the Common Stock that will prevail after this offering. Therefore, investors in the Common Stock may not be able to sell their shares at or above the initial public offering price.


APPROXIMATELY 18.37% OF THE COMMON STOCK AVAILABLE FOR RESALE

     After this offering and assuming the maximum amount of Common Stock of the Company is sold, we will have approximately 43,533,333 shares of Common Stock. Of that amount, approximately 8,000,000 shares or 18.37%, will be available for resale. While we cannot predict the impact of the public resale into the market of any of these shares on the public trading price of the Common Stock, sales of substantial amounts of the shares or the availability of substantial amounts of the shares for sale would probably lower market prices.


SHARES AVAILABLE FOR RESALE UNDER RULE 144 OF THE SECURITIES ACT, AS AMENDED.

     All of the presently outstanding shares of Common Stock, aggregating 35,533,333 shares of Common Stock, are "restricted securities" as defined under Rule 144 promulgated under the Securities Act and may only be sold pursuant to an effective registration statement or an exemption from registration, if available. Rule 144, as amended, is an exemption that generally provides that a person who has satisfied a one year holding period for such restricted securities may sell, within any three month period (provided the Company is current in its reporting obligations under the Exchange Act) subject to certain manner of resale provisions, an amount of restricted securities which does not exceed the greater of 1% of a company's outstanding Common Stock or the average weekly trading volume in such securities during the four calendar weeks prior to such sale. Three of our directors and officers of the Company collectively own an aggregate of 6,000,000 restricted shares or 16.9% of the aggregate shares of Common Stock for which the one year holding period expired on April 20, 2001. The remaining directors and officers collectively own an aggregate of 27,916,666 restricted shares of which the one year holding period for 26,666,666 restricted shares will expire on August 29, 2001 and the one year holding period for the remaining 1,250,000 restricted shares to expire on November 27, 2001. All directors and officers of the Company are presently subject to a lock-up agreement with the Company dated May 10, 2001. A sale of shares by such security holders, whether pursuant to Rule 144 or otherwise, may have an immediate negative effect upon the price of the Common Stock in any market that might develop.


PENNY STOCK REGULATION

     Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than US $5.00. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that is subject to the penny stock rules. As it is highly likely that the Common Stock immediately following this offering will be subject to such penny stock rules investors in this offering will in all likelihood find it more difficult to sell their common stock.


NO DIVIDENDS HAVE BEEN DECLARED OR ARE EXPECTED TO BE DECLARED IN THE FORESEEABLE FUTURE

     We have not declared or paid any dividends on its Common Stock since its inception, and we do not anticipate paying any such dividends for the foreseeable future.


A CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     THIS PROSPECTUS INCLUDES FORWARD-LOOKING STATEMENTS THAT INVOLVE SUBSTANTIAL RISKS AND UNCERTAINTIES AND REFLECT OUR CURRENT EXPECTATIONS AND PROJECTIONS ABOUT FUTURE RESULTS, PERFORMANCE, PROSPECTS AND OPPORTUNITIES. YOU CAN IDENTIFY THESE FORWARD-LOOKING STATEMENTS BY USING WORDS INCLUDING, WITHOUT LIMITATION, "MAY," "WILL," "EXPECT," "ANTICIPATE," "BELIEVE," "INTEND," "ESTIMATE" AND "CONTINUE" AND SIMILAR EXPRESSIONS. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON INFORMATION CURRENTLY AVAILABLE TO OUR DIRECTORS AND OFFICERS AND ARE SUBJECT TO A NUMBER OF RISKS, UNCERTAINTIES AND OTHER

FACTORS THAT COULD CAUSE OUR ACTUAL RESULTS, PERFORMANCE, PROSPECTS OR OPPORTUNITIES IN 2001 AND BEYOND TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN, OR IMPLIED BY, THESE FORWARD-LOOKING STATEMENTS.

     You should not place undue reliance on any forward-looking statements, which speak only as of the date of this prospectus. Except required by federal securities laws, the directors and officers undertake no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, changed circumstances or any other reason after the date of this prospectus.

     We believe it is important to communicate our expectations to our stockholders. There may be events in the future, however, that we are not able to predict accurately or which we cannot control. The risk factors listed in this prospectus, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from what we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of any of the events described under risk factors and elsewhere in this prospectus could have a material and adverse effect on our business, results of operations and financial condition and that upon the occurrence of any of these events, the trading price of our common stock could decline and you could lose all or part of your investment.


                                 USE OF PROCEEDS

     Assuming that the maximum amount of Common Stock of the Company is sold, we estimate that the net proceeds from this offering will be approximately $2,479,630, after deducting the estimated expenses of this offering of approximately $320,370. The following table explains our anticipated use of the net proceeds of this offering, subject to the varying levels of sales achieved. There is no minimum amount that must be sold in this offering and there is no minimum or maximum amount that must be purchased by each investor. The amount of nominal proceeds we can obtain from this offering will have a material adverse effect upon us and our investors. We intend to use these net proceeds as follows:

                                          15% OF THE      50% OF THE      100% OF THE
                                           OFFERING        OFFERING        OFFERING
                                          ----------      ----------      -----------
PROCEEDS                                   $420,000       $1,400,000       $2,800,000
Less:
Estimated Expenses for the offering        $320,370       $  320,370       $  320,370
                                           --------       ----------       ----------
Net Proceeds                               $ 99,630       $1,079,630       $2,479,630

USE OF NET PROCEEDS
Purchase of Computer Equipment and         $ 75,000       $  700,000       $  700,000
Development of Proprietary Software
Acquisition and Expansion                         0                0       $1,200,000
Working Capital and General Corporate      $ 24,630       $  379,630       $  579,630
Purposes
                                           --------       ----------       ----------
Total                                      $ 99,630       $1,079,630       $2,479,630
                                           ========       ==========       ==========

     As the Common Stock of the Company will be sold through the efforts of our officers and directors, the figures set forth above do not include any deductions of selling commissions. If we engage in the services of one or more selected NASD registered broker-dealers for the sale of Common Stock, the commission payable may be as high as 10% of any gross proceeds raised in this offering. This would reduce our net proceeds and the use of such proceeds may be reallocated by the sole discretion of our management.

     The allocation of net proceeds of this offering set forth above is based upon our present plans, assumptions and estimates regarding our intended operations, anticipated expenditures and revenues. The actual allocation of net proceeds of this offering may be shifted at our own discretion if our assumptions and estimates concerning anticipated expenditures and revenues are incorrect. These allocations may also be changed if we experience problems, expenses, delays or changes in the economic climate and/or our planned business operations.

     The previous paragraph is our best estimate of our intended use of the net proceeds from this offering, based on current plans and estimates of anticipated expenditures. However, we cannot precisely determine the exact cost, timing and amount of funds required for specific uses. Our actual expenditures may vary from these estimates and we may find it necessary or advisable to reallocate the net proceeds within the uses outlined above or to use portions of the net proceeds for other purposes. Pending their use, the Company will invest the net proceeds received in short-term, investment-grade, interest-bearing securities.


                         DETERMINATION OF OFFERING PRICE

     Prior to this offering, there is no active trading market for the Common Stock. The initial public offering price for the Common Stock is determined solely and arbitrarily by the Company's directors and officers after considering the total offering amount required, the prevailing market and economic conditions, our results of operations, estimates of the business potential and prospects of the Company, an assessment of the Company's management, market valuation of comparable companies in related businesses, the current condition of the markets in which we operate, and other factors deemed relevant. We cannot assure investors that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to this offering at above, or near the initial public offering price.


                                    DILUTION

     As of March 31, 2001, we have issued 35,533,333 shares of Common Stock and the aggregate net tangible book value of $31,209. Our net tangible book value per share of Common Stock equals tangible assets less our liabilities divided by the number of shares of Common Stock outstanding was $0.0009 per share of Common Stock. After giving effect to the estimated net proceeds from the sale of all of the Common Stock being offered, and assuming the offering price is $0.35 per Share, the purchasers will have paid $0.3100 per share for the offered 8,000,000 shares of Common Stock and the net tangible book value of our presently outstanding shares will increase to $0.0650 per share. The investors will suffer a corresponding dilution of $0.2850 per share from the offering price. If a smaller number of Shares is sold, the dilution to the investors will be greater than that indicated above as indicated in the table below.

     "Dilution" is normally defined as the difference between the offering price per share of Common Stock and the net tangible book value per share of Common Stock immediately after this offering. [Note: It's also the loss of % of shares held in the Company by additional shares being added.] The following table illustrates the per share dilution to new investors:

Offering Price per share                                                                      $0.3500
Net tangible book value per share before this Offering                                        $0.0009
Increase in net tangible book value per share attributable to investors
 purchasing in this Offering                                                                  $0.0641
Pro forma net tangible book value per share after this Offering                               $0.0650
Dilution per share                                                                            $0.2850


                            SELLING SECURITY HOLDERS

     There are no selling securities holders for this offering. The Company will receive all net proceeds from this offering.


                              PLAN OF DISTRIBUTION

     The Company hereby offers up to a maximum of 8,000,000 shares of the Company's Common Stock at a price of $0.35 per share. The Common Stock are being offered on a direct participation basis by the Company's officers and directors and possibly one or more NASD registered broker-dealers. No commission will be paid for the Common Shares sold by the company, however, in the event Common Shares are sold by one or more NASD registered broker-dealers, such broker-dealers shall receive cash commission of up to an aggregate of 10% of the proceeds of this offering. Since this offering is conducted on a "best efforts" basis, there is no assurances that any of the shares offered hereby will be sold. The Company reserves the right to withdraw, cancel or reject an offer in whole or in part.

     Currently, there are no plans, proposals or arrangements with any potential broker-dealers with respect to the participation in the distribution of the Company's Common Stock. In the event there is participation by broker-dealers, this registration statement will be amended to identify such persons.

     The directors and officers of the Company are permitted to purchase shares in this offering.

     The Company, through its officers and directors, under undertake a best efforts offering by selling shares directly to purchasers, or may sell to or through one or more NASD registered broker-dealers from time to time and such broker-dealers will receive compensation in the form of cash commission from the Company. Any broker-dealers that act in connection with the sale of the Common Shares may be deemed to be "underwriters" within the meaning of the Section 2(11) of the Securities Act, and any discounts or commission received or any profit on the resale of the Common Shares as principal might be deemed to be underwriting discounts or commissions under the Securities Act.


OFFERING PROCEDURE

     This offering will terminate on or before [ , 2001], unless the Company exercises its sole discretion to cease, cancel or withdraw this offering. The Company also has the sole discretion to extend this offering for up to three thirty day periods, but in no event later than [ , 2001].


SUBSCRIPTION PROCEDURE

     Each investor who wishes to subscribe to the Common Shares must accurately complete, execute, acknowledge and deliver to the Company a subscription agreement which is attached with this Prospectus prior to the termination date of this offering. The subscription agreement will contain, among other provisions, representations as to the investor's qualifications to purchase the Common Stock and his/her ability to evaluate and bear the risk of an investment in the Company. By executing the subscription agreement, the subscriber is agreeing that if accepted by the Company, he/she will be a shareholder in our Company and will be bound by our Company's Articles of Incorporation and the Bylaws previously filed incorporated by reference in our Form 10-SB dated May 12, 1999.

     Promptly upon receipt of the subscription documents by the Company, a determination will be made as to whether a prospective investor will be accepted as a shareholder in the Company. We may reject a subscriber for any of the following reasons including: (1) failing to conform to the requirements of this prospectus or failing to follow the proper subscription procedure; (2) providing insufficient documentation; (3) an over-subscription to this offering; or (4) any other reason the Company may determine to be in its best interest.

     If a subscription is rejected, in whole or in part, the subscription funds, or portion thereof, will be promptly returned to the prospective investor without interest by depositing a check, made payable the investor, in the amount of his/her funds in the regular mail, certified returned-receipt requested. Subscriptions may not be revoked, cancelled, or terminated by the subscriber, except as provided by the terms of this prospectus.

     No offer for sale can be made or subscriptions accepted until the registration statement has been declared effective by the SEC.


                                LEGAL PROCEEDINGS

     On March 30, 2001, Mr. Thomas Chu's former employer, United States Consolidation Limited ("USCL"), served process on Mr. Thomas Chu, SCSL and LIGL. In its writ served to Mr. Chu, it was claimed by USCL that Mr. Chu has violated implied non-competition terms in his contract and breached his trust and fiduciary duties to USCL. USCL alleges to have suffered loss and damage from contracts which were entered into by Thomas Chu for and on behalf of USCL which were against the interests of USCL and seeks equitable compensation from Mr. Thomas Chu, and an account from the constructive trustees, SCSL and LIGL. Mr. Thomas Chu has hired Messrs. Ivan Tang & Company, as his, SCSL's and LIGL's counsel, and Messrs. Ivan Tang & Company and Mr. Thomas Chu believe they can mount a strong defense against USCL's claims.

                     INTEREST OF NAMED EXPERTS AND COUNSEL

     No expert or counsel was hired on a contingency basis, will receive a direct or indirect interest in the Company or was a promoter, underwriter, voting trustee, director, officer, or employee of the Company.


          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

     The names and ages of all past and present Directors and Executive Officers of the Company are as follows:

NAME AND AGE                              AGE                 POSITION AND OFFICE HELD                    TERM
------------                              ---             --------------------------------        ----------------------

Thomas Yan Chuen Chu(1)(2)(6)              53             Director (Chairman of the Board)        September 4, 2000
                                                          President                               September 4, 2000

Pauline Wai Man Chu(1)(2)(6)               30             Director                                September 4, 2000

Hardy Kung Chin Lok(3)                     51             Director (Chairman of the Board)        May, 1999 to
                                                                                                  September 4, 2000
                                                          Director                                September 4, 2000

Richard Che Keung Wong(4)                  55             Director (Vice Chairman of the          May, 1999 to
                                                          Board)                                  September 4, 2000
                                                          Vice President - Corporate              September 4, 2000
                                                          Development

King Kwok Yu (5)                           48             Director and President                  May, 1999 to
                                                                                                  September 4, 2000
                                                          Secretary, Treasurer and                May, 1999
                                                          Controller

------------
(1) Mr. Thomas Yan Chuen Chu is the natural father of Miss Pauline Wai Man Chu. There are no other family relationships among our directors and officers.
(2) Mr. Thomas Yan Chuen Chu and Miss Pauline Wai Man Chu also serve as Directors of the Company's wholly-owned subsidiaries, SCSL and LIGL. Miss Pauline Wai Man Chu is also the General Manager of SCSL and LIGL.
(3) Mr. Hardy Kung Chin Lok holds executive positions with several property and construction companies, a consulting and advisory services company and a cold storage company in Hong Kong, all of which have business activities dissimilar to those of the Company. He spends a minimum of 4 hours per month on the business affairs of the Company.
(4) Mr. Richard Che Keung Wong also operates his own private investment business through his investment and management company. He is also a non-executive director of a listed company on the SEHK and has executive positions with other companies which have business activities dissimilar to those of the Company. He spends a minimum of 4 hours per month on the business affairs of the Company.
(5) Mr. King Kwok Yu also has executive position with other companies which have business activities dissimilar to those of the Company. He spends a minimum of 5 hours per week on the business affairs of the Company.

(6) All current Directors hold office until the next annual meeting of the stockholders, currently scheduled for June 12, 2001 and until successors have been elected and qualified. Executive Officers are appointed by the Board of Directors at meetings of the Directors and hold office until they resign or are removed from office.

     Set forth below are summary descriptions containing the names of the past and present directors and officers of the Company, and the commercial and educational experience of each during at least the past five (5) years:

     THOMAS YAN CHUEN CHU has served in executive positions with a number of companies in Hong Kong in fields related to our business. He joined TCA (Hong
Kong) Limited and TCA Group Inc. of Massachusetts, USA in 1984 as the President and Chief Executive Officer of the group. TCA (Hong Kong) Limited and TCA Group Inc. were principally involved in toy design, marketing and distribution in the U.S.A. and in the manufacturing of toys in China. In 1993, Mr. Chu became the President of High Progress Limited, a Hong Kong-based company engaged in the manufacturing, marketing and distribution of toys. From 1994 to 1996, Mr. Chu became Senior Vice President of Pam & Frank Industrial Limited, a company listed on the Stock Exchange of Hong Kong, with the responsibilities of overseeing China operations and supervising US operations, including warehousing, distribution and national sales and marketing. Pam & Frank Industrial Limited was a company engaged in the manufacturing and exporting of sporting goods. In May 1996, Mr. Chu became the Vice President of the Hong Kong operations of USCL, a logistics service provider. In 1998, Mr. Chu was appointed as the Chief Financial Officer of United States Consolidation Limited, and in 1998, Mr. Chu became Executive Vice President of operations in Asia. Mr. Chu was responsible for management of the Asian operations, encompassing trucking, warehousing, consolidation and other logistics activities. In September 2000, Mr. Chu joined the Company as a Director and President. In October 2000, Mr. Chu joined SCSL and LIGL as Managing Director on a full-time basis.

     PAULINE WAI MAN CHU graduated with a Bachelor of Arts Degree and Cum Laude Distinction in Economics from Wellesley College in Massachusetts in 1992. Between 1992 and 1998, Ms. Chu held a number of executive and managerial positions with international financial institutions, including Citibank N.A., Ernst & Young and Banco Santander S.A... In 1998, Ms. Chu joined LIGL as Business Development Manager, responsible for all day-to-day activities of its toy trading business. In March 1999, Ms. Chu became a shareholder and director of SCSL upon its incorporation. In April 1999, Ms. Chu became General Manager of both LIGL and SCSL. In September 2000, Ms. Chu also became the Director of the Company. Ms. Chu is responsible for all day-to-day operations for the group, including merchandising, customer service and marketing.

     HARDY KUNG CHIN LOK received a Bachelor of Science in Civil Engineering Degree from the University of Manchester - Institute of Science & Technology in 1972. From 1976 to the present, Mr. Lok has been with John Lok & Partners, Ltd. and The Sun Company, Ltd., both in Hong Kong, and is currently serving as Managing Director of both entities. In May 1999, Mr. Lok formed the Company with Mr. Richard Che Keung Wong and Mr. King Kwok Yu. From May 1999 to September 2000, Mr. Lok served as a Director/Chairman of the Board to Paddington Inc. Mr. Lok was replaced as the Chairman of Board by Mr. Thomas Yan Chuen Chu, but remains as a Director of the Company in September 2000 after the Company effected a merger with SCSL in August 2000. At present, Mr. Lok also serves as a Director to several property and construction companies in Hong Kong, a consulting and advisory services company in Hong Kong.

     RICHARD CHE KEUNG WONG received a Diploma in Youth and Community Services in 1971 from the Jordanhill College of Education, Glasgow, Scotland and a Bachelor of Arts in Economics from York University (Canada) in 1976. For over twenty years, Mr. Wong has held a number of executive and managerial positions with international and Hong Kong financial, consumer products and investment entities. From May 1999 to September 2000, Mr. Wong served as a Director/Vice Chairman of the Board to the Company. Mr. Wong resigned as a Director to the Company in September 2000 after we effected a merger with Supply Chain Services Limited in August 2000. Mr. Wong was appointed as Vice President-Corporate Development of the Company in September 2000. At present, Mr. Wong is also a Director of several property holding companies in Hong Kong and of a company listed on the Stock Exchange of Hong Kong.

     KING KWOK YU received a Bachelor of Arts in Economics from York University (Canada) in 1976, a Master of Arts in Economics from University of California, Santa Barbara in 1977 and a Masters in Business Administration in Accounting from Golden Gate University in San Francisco, California in 1979. Mr. Yu registered as a Certified Public Accountant with the Board of Accountancy of the State of California in 1982 and now holds an inactive Certified Public Accountant status. Mr. Yu has twenty-one years of executive and managerial accounting and finance experience with U.S. and Hong Kong companies. In May 1999, Mr. Yu formed the Company with Mr. Richard Che Keung Wong and Mr. Hardy Kung Chin Lok. From May 1999 to September 2000, Mr. Yu served as a Director to the Company. Mr. Yu resigned as a Director to the Company in September 2000 after we effected a merger with Supply Chain Services Limited in August 2000. From May 2000 to present, Mr. Yu is the Secretary, Treasurer and Controller of the Company. In September 2000, Mr. Yu was appointed as a Director to Global Recreation Inc. which filed a Registration Statement F-1 with the Securities and Exchange Commission in the same month. Global Recreation Inc.'s Registration Statement F-1 has yet to be declared effective by the Securities and Exchange Commission. In December 2000, Mr. Yu was appointed as a Director to Equity Finance Holding Corporation which is a Reporting Company under the Exchange Act. In December 2000, Mr. Yu was appointed as a Director to Equity Finance Holding Corporation which is a reporting company under the Exchange Act. During the last quarter of 2000, Mr. Yu was appointed as a Director to QVP International Limited which filed a Registration Statement 20FR12G on May 11, 2001 with the Securities and Exchange Commission. QVP International Limited's Registration Statement 20FR12G has yet to be declared effective by the Securities and Exchange Commission.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of May, 2001, the record and beneficial ownership of Common Stock (the only voting securities) of the Company by each director and officer, all directors and officers as a group, and each person known to us to own beneficially, or of record, five percent or more of the total issued and outstanding Common Stock of the Company.

                                                                                            PERCENTAGE OF CLASS
                                                                        AMOUNT OF         -----------------------
TITLE OF                                                                BENEFICIAL         BEFORE         AFTER
CLASS           NAME, TITLE AND ADDRESS OF BENEFICIAL OWNER            OWNERSHIP(1)       OFFERING       OFFERING
--------        -------------------------------------------            ------------       --------       --------
Common          Thomas Yan Chuen Chu                                            0(3)        0.00%

                                                                                            PERCENTAGE OF CLASS
                                                                        AMOUNT OF         -----------------------
TITLE OF                                                                BENEFICIAL         BEFORE         AFTER
CLASS           NAME, TITLE AND ADDRESS OF BENEFICIAL OWNER            OWNERSHIP(1)       OFFERING       OFFERING
--------        -------------------------------------------            ------------       --------       --------
Stock           President, and Director
                8/F Guangdong Textile Centre
                22 Minden Avenue, Tsimshatsui
                Kowloon, Hong Kong

Common Stock    Pauline Wai Man Chu                                     1,366,667           3.85%
                Director
                8/F Guangdong Textile Centre
                22 Minden Avenue, Tsimshatsui
                Kowloon, Hong Kong

Common Stock    Hardy Kung Chin Lok                                     3,250,000           9.15%
                Director
                8/F Guangdong Textile Centre
                22 Minden Avenue, Tsimshatsui
                Kowloon, Hong Kong

Common Stock    Richard Che Keung Wong                                  2,000,000           5.63%
                Vice President -- Corporate Development and Past
                Director
                8/F Guangdong Textile Centre
                22 Minden Avenue, Tsimshatsui
                Kowloon, Hong Kong

Common Stock    King Kwok Yu                                            2,000,000           5.63%
                Treasurer, Secretary, Controller and Past Director
                8/F Guangdong Textile Centre
                22 Minden Avenue, Tsimshatsui
                Kowloon, Hong Kong

Common Stock    GI-Tech Developments Limited(2)                        25,299,999(3)       71.20%
                Stockholder
                8/F Guangdong Textile Centre
                22 Minden Avenue, Tsimshatsui
                Kowloon, Hong Kong

                    --------------------------------------------------------------------
All directors and officers as a group (5 persons)                      33,916,666         24.42% of
                                                                                          authorized,
                                                                                          not issued and
                                                                                          outstanding,
                                                                                          shares

------------
(1) As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or share investment power with respect to a security (i.e., the power to dispose of or to direct the disposition of a security).
(2) GI-Tech Developments Limited is a privately held corporation organized under the laws of the British Virgin Islands. All of the issued and outstanding Common Stock of GI-Tech is beneficially owned by Mr. Thomas Yan Chuen Chu.
(3) Mr. Thomas Yan Chuen Chu is the direct and beneficial owner of all of the issued and outstanding Common Stock of GI-Tech Developments Limited and as such has beneficial ownership of all 25,999,999 shares of the Company now owned by GI-Tech Developments Limited.

                            DESCRIPTION OF SECURITIES


GENERAL

     Our authorized capital stock consists of 120,000,000 shares of Common Stock, par value $0.0001 per share, and 20,000,000 shares of Preferred Stock, par value $0.0001 per share. As of the date of this prospectus, 35,533,333 shares of Common Stock are issued and outstanding. No Preferred Stock has been issued by us.

     The following statements relating to the capital stock are summaries of the material terms and do not purport to be complete. You are referred to the more detailed provisions of, and such statements are qualified in their entirety by reference to, the Certificate of Incorporation and the By-laws, copies of which are filed as exhibits to this Registration Statement.


DESCRIPTION OF COMMON STOCK

     - Holders of shares of Common Stock are entitled to one vote for each share on all matters to be voted on by the stockholders.

     -    Holders of Common Stock do not have cumulative voting rights.

     - Holders of Common Stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available to do so.

     - In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share pro rata all assets remaining after payment in full of all liabilities.

     - All of the outstanding shares of Common Stock are fully paid and non-assessable.

     - Holders of Common Stock have no preemptive rights to purchase the Company's Common Stock.

     - There are no conversion or redemption rights or sinking fund provisions with respect to the Common Stock.


PREFERRED STOCK

     We have no current plans to issue any Preferred Stock nor adopt any series, preferences or other classification of Preferred Stock. The Board of Directors is authorized to (i) provide for the issuance of shares of the authorized Preferred Stock in series and (ii) by filing a certificate pursuant to the law of Delaware, to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof, all without any further vote or action by the stockholders. Any shares of issued Preferred Stock would have priority over the Common Stock with respect to dividend or liquidation rights. Any future issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock.

     The issuance of shares of Preferred Stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of Preferred Stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction, or facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of Preferred Stock could adversely affect the voting power of the holders of the Common Stock. Although the Board of Directors is required to make any determination to issue such stock based on its judgment as to the best interests of our stockholders, the Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that potentially some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The Board of Directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or stock exchange rules.


TRANSFER AGENT

     Our transfer agent and registrar for the Common Stock is Public Securities Inc. Its registered office is situated at 300 N. Argonne Road, Suite 202, Spokane, Washington, 99212. Its telephone number is 509-892-5590.


SHARES ELIGIBLE FOR FUTURE SALE

     As of May 15, 2001, we have 35,533,333 shares of Common Stock outstanding. Of the 35,533,333 shares of Common Stock outstanding, 33,916,666 shares or 77.9% of Common Stock are beneficially held by the directors and officers of the Company. All shares of Common Stock registered pursuant to this Registration Statement will be freely transferable without restriction or registration under the Securities Act, except to the extent purchased or owned by "affiliates" of the Company as defined for purposes of the Securities Act.

     In general, under Rule 144 as amended, a person who has beneficially owned and held "restricted" securities for at least one year , including "affiliates", may sell publicly without registration under the Securities Act, within any three-month period, assuming compliance with other provisions of the Rule, a number of shares that do not exceed the greater of (i) one percent of the Common Stock then outstanding or, (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. A person who is not deemed an "affiliate" of the Company and who has beneficially owned shares for at least two years would be entitled to unlimited resales of such restricted securities under Rule 144 without regard to the volume and other limitations described above.


AUTHORITY TO ISSUE NEW SHARES OF OUR COMMON STOCK

     At a Special Meeting of the Stockholders held on August 23, 2000 (the "Meeting"), our stockholders unanimously voted to adopt a resolution authorizing to the Company's Directors to issue, at their discretion, up to 20,000,000 authorized but as-yet unissued shares of Common Stock of the Company in addition to those shares of Common Stock to be issued in connection with the Company's acquisition of SCSL. The Directors exercised their authority to issue 1,250,000 shares of the Common Stock in accordance with a Subscription Agreement entered into between the Company and Mr. Hardy Kung Chin Lok on November 27, 2000. The Directors also exercised their authority to issue 700,000 shares of Common Stock in accordance with a Subscription Agreement entered into between the Company and Mr. Eddie Chow on December 5, 2000 and

250,000 shares of Common Stock on March 29, 2001. The Company, as a reporting company pursuant to the filed a Current Report on Form 8-K attaching such Subscription Agreements with Messrs. Lok and Chow on December 7, 2000; the subsequent subscription with Mr. Chow on March 29, 2001 did not require a filing via Form 8-K, as the subscription fell below asset acquisition thresholds set by the Securities and Exchange Commission.


     DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
                                  LIABILITIES

     Section 145 of the General Corporation Law of the State of Delaware provides that a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents, against expenses incurred in any action, suit or proceeding. The Certificate of Incorporation and the By-laws of the Company provide for indemnification of directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware.

     The General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating a director's personal liability to the corporation or its stockholders for monetary damages in connection with a breach of fiduciary duty by such director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the General Corporation Law of the State of Delaware (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock); or
(iv) for any transaction from which the director derived an improper personal benefit. Our Certificate of Incorporation contains such a provision.

     INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, IT IS THE OPINION OF THE COMMISSION THAT SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE SECURITIES ACT AND IS THEREFORE UNENFORCEABLE.


             ORGANIZATION OF THE COMPANY WITHIN THE LAST FIVE YEARS

     The Company was incorporated in the State of Delaware, United States of America, on March 29, 1999 in the name of Paddington Inc. by Messrs. King Kwok Yu, Richard Che Keung Wong and Hardy Kung Chin Lok to serve as a vehicle to effect a merger, exchange of capital stock, asset acquisition, or other business combination with a domestic or foreign private business.

     On May 12, 1999, we voluntarily filed a Registration Statement Form 10-SB with the Securities and Exchange Commission the Exchange Act under the Securities Exchange Act of 1934. We filed an amended Registration Statement Form 10-SB/A with the Securities and Exchange Commission on June 1, 1999. During the quarter ended September 1999, the Company became a reporting company under the Securities Exchange Act of 1934. During the period from March 29, 1999 (date of incorporation) to August 28, 2000 (date of acquisition of

SCSL and its wholly-owned subsidiary, LIGL by the Company), the Company's sole asset was cash on hand in the amount of US$ 600 and the Company was considered as a Development Stage Enterprise.

     On August 28, 2000, we acquired a 100% equity interest in SCSL and its wholly-owned subsidiary, LIGL, in the transaction described below and in a Current Report on Form 8-K filed with the Securities and Exchange Commission on September 11, 2000, as amended on November 9, 2000. As of August 31, 2000, the Company changed its name from Paddington Inc. to Supply Chain Services Inc., its current name.

     On August 28, 2000, we completed a stock-for-stock merger transaction in which we acquired, for an aggregate price of $2,733.33, 10,000 shares of common shares, par value HK$ 1 each, representing all of SCSL issued and outstanding shares in exchange for our issuance of 27,333,333 shares of Common Stock to Gi-Tech Developments Limited ("Gi-Tech") and Miss Pauline Wai Man Chu ("the SCSL stockholders"), and a designee of Gi-Tech pursuant to Share Exchange Agreement. Gi-Tech is a company incorporated in the British Virgin Islands and Mr. Thomas Yan Chuen Chu ("Mr. Chu") is the beneficial owner of all of its issued and outstanding Common Stock, and thus is the beneficial owner of all 25,299,999 shares of the Company now owned by Gi-Tech. In connection with the transaction, Gi-Tech designated Mr. Tze Tat Fung to receive 666,667 shares of our Common Stock. Miss Pauline Wai Man Chu received 1,366,667 shares of our shares in connection with the transaction. As a result, on September 4, 2000, Messrs. King Kwok Yu and Richard Che Keung Wong resigned their positions as Directors of the Company, and Mr. Thomas Yan Chuen Chu and Miss Pauline Wai Man Chu were appointed as Directors of the Company with Mr. Thomas Yan Chuen Chu as Chairman of the Board. On the same day, Mr. King Kwok Yu also resigned his position as President of the Company, but continues to act as our Treasurer, Secretary and Controller, and Mr. Richard Che Keung Wong continues as Vice President -- Corporate Development. On September 4, 2000, Thomas Yan Chuen Chu was also appointed as our President. Mr. Hardy Kung Chin Lok resigned as Chairman of the Board but remains as a Director.

     Our subsidiary and company secretary, LIGL (formerly known as "Leader Holdings Limited") was incorporated in Hong Kong on September 10, 1997 with an authorized share capital of HK$ 10,000. Mr. Thomas Yan Chuen Chu and Mr. Jerry Wai Leung Yip were appointed Directors of LIGL on September 29, 1997. Mr. Jerry Wai Leung Yip resigned from his directorship on March 23, 2001 and replaced by Ms. Pauline Wai Man Chu as Director on the same date. LIGL commenced business mainly in the trading of toys in April 1998. All the then issued and outstanding common shares of LIGL were owned by Gi-Tech which was 100% beneficially owned by Mr. Chu.

     On March 12, 1999, SCSL (formerly known as "China Park Development Limited") was incorporated in Hong Kong. 95% of the issued and outstanding common shares of SCSL were owned by Gi-Tech and therefore beneficially owned by Mr. Chu. 5% of the issued and outstanding common shares of SCSL were owned by Fully Glory and beneficially owned by Miss Pauline Wai Man Chu. Mr. Chu,
Ms. Pauline Wai Man Chu and Mr. Jerry Wai Leung Yip were appointed as Directors on April 21, 1999. SCSL commenced business as a supply chain management services provider in April 1999. Also in April 1999, SCSL acquired the entire issued and outstanding common shares of LIGL. On July 12, 1999, Mr. Jerry Wai Leung Yip resigned as Director.


                           DESCRIPTION OF THE BUSINESS

     The following discussion and analysis of our plan of operation should be read together with the more detailed financial information contained in the financial statements and the notes thereto included in this prospectus.


INTRODUCTION

     We believe we offer a "one-stop" solution to customers by providing supply chain management services, including, but not limited to, sourcing, procurement, production, quality control and logistics activities, through working closely with product designers, manufacturers, quality control inspectors and logistic services providers. Our management understands that "just-in-time" delivery, varieties of choice, quality merchandises, communications capabilities and cost effectiveness are customers' key concerns.

     We provide useful services and information to clients and endeavor to execute the physical material, information and financial flows of each supply chain process in a systematic manner. We are developing our own proprietary supply chain software based on management's over 20 years of experience in manufacturing and logistics industries in Asia and working with North American market. With our own proprietary supply chain software, we believe that we will be able to offer extensive information flow and to enhance process control for our clients.

     We maintain a database of suppliers in a number of product categories. Though our management has experience in various product categories, we are currently focusing our efforts on working with North American-based customers seeking supply chain services for toys, cut & sew products (luggage sets and stuffed toys), trim-a-tree decorations and ornaments as well as home improvement hardware manufactured in Asia, in particular, the PRC. By working to expand our supplier/manufacturing resources, offering competitive prices, broadening business alliance partners network and developing an internet-based supply chain management software (SCMS), we believe that our services can help our customers increase efficiency and achieve cost effectiveness. Our management's experience in the manufacturing environment in Asia and extensive knowledge of the logistics infrastructure and business in China enable us to fulfill our customers' orders effectively, efficiently and economically. With what we believe is sound strategy, extensive experience and strong technological support, our management believes we are positioned to become a serious competitor in the supply chain management industry.

     Our headquarters are in Hong Kong and we have, through our subsidiaries, representative offices in the PRC, Taiwan and the U.S. In relation to our representative office in Shenzhen, our wholly-owned subsidiary, SCSL have entered into a service agreement with Tibet Jin Sheng Company Limited ("Tibet Jin Sheng") for the operation of all the fundamental day-to-day business activities, including our on-site support equipment and labor within the southern part of the PRC for a monthly management fee and the provision of services on product sourcing, product development, manufacturing, quality inspection and cargo handling as the agent for SCSL and its associates and subsidiaries. In consideration of such provision of product services, our subsidiary is obligated to pay Tibet Jin Sheng a commission fee on the net invoice amount of shipments handled by them on behalf of SCSL. Our subsidiaries are responsible for providing technical support and supervising the performance of activities in the PRC.

     Our subsidiary SCSL's representative office in Shanghai is formed under an alliance partnership with Bonbridge Consultancy (China) Limited ("Bonbridge"). Under a verbal understanding, Bonbridge is responsible for sourcing, production follow-up, quality inspections and logistics activities in Shanghai and other adjoining provinces. In consideration of the provision of their services, Bonbridge is entitled to a commission fee, which varies from project to project, on the net invoice amount of shipments handled by Bonbridge on behalf of SCSL. SCSL is responsible for providing technical support and monitoring the overall performance of this alliance partnership.

     Our subsidiary SCSL's representative office in Taipei is also formed under an alliance partnership with Maxim (Taiwan) Company Limited ("Maxim"). Under a verbal understanding, Maxim is responsible for sourcing, production follow-up and quality inspections in Taiwan. In consideration of the provision of their services, Maxim is entitled to a commission fee, which varies from project to project, on the net invoice amount of shipments handled by Maxim on behalf of SCSL.

     The U.S. office based in San Antonio, Texas is also a representative office for our subsidiary SCSL. At this present stage, SCSL is sharing the office facilities of our service agent, Merchandise Management Services ("MMS"), for a minimal fee. SCSL also has 7 sales representatives carrying out marketing activities covering specific regions in the US on a commission basis. We currently work with MMS and our sales representatives based on verbal understandings, and no written agreements or contracts have been entered into.


BUSINESS STRATEGIES

     Timeliness of delivery, varieties of choices, quality merchandises, communication capabilities and cost effectiveness are key concerns of our customers. To address these concerns, it is our objective to enhance our services so that our customers can realize higher efficiencies which translating into greater cost savings by:-

     - Offering more product choices by enriching the Company's supplier/manufacturing resources;

     - Providing more competitive prices by leveraging the Company's merchandising expertise;

     - Broadening the Company's network of business alliance partners (such as logistics services providers, custom services providers and warehouse operators, etc.); and

     - Developing a set of Internet-based supply chain management software to enable the Company's customers to extract the latest information on the status of their orders, with which they can react swiftly to changing market conditions.

     We are optimistic on the growth potential for our business because of the following reasons:

     - We believe the U.S. will continue to import more toys and consumer products from the PRC;

     - China's accession to the World Trade Organization will trigger additional US-Sino trade opportunities;

     - The growth of e-commerce will translate into a greater demand of supporting services such as those offered by us;

     - Utilization of Internet technology as a global communication tool will enable us to tap into a wider range of potential customers and will help us to broaden its customer bas quickly;

     - Competitive pressure in the U.S. retail industry may force retailers to employ GSCM services in order to become more cost effective when conducting purchases in Asia;

     - Our existing and prospective customers have a strong need to build productivity, cut costs and improve earnings; and

     - With numerous small to medium size "traditional" trading companies (i.e. merely sourcing agents) in Hong Kong squeezed by stiff competition, we will be able to expand its customer base quickly by way of merger and acquisitions.


GROWTH BY ACQUISITION OF TRADING COMPANIES

     According to statistics provided by the Industry Department of the Government of the Hong Kong Special Administrative Region in 2001, there were 100,752 establishments in the Hong Kong Import and Export Trade Industry employing 417,986 individuals. We believe a number of them aspirate to evolve into Global Supply Chain Management ("GSCM") companies but lack supply chain expertise. While we have not entered into any discussions or negotiations with others at this time, we believe that we should acquire a minimum of two Hong Kong based trading companies in order to maximize our management capabilities, and help the newly-acquired companies to implement GSCM practices and systems. With this approach, we will be able to achieve a rapid business growth. We have set the following criteria for our target companies:-

     - North American or European customer base (at least 5 to 10 core accounts);

     -    Annual Sales of US$ 5,000,000-US$ 10,000,000;

     -    Net Income of US$ 250,000-US$ 1,500,000;

     -    5 to 10 years of business history;

     - Products -- toys, home improvement hardware, houseware, consumer electronics; and

     -    10 to 30 Employees

     One of the main objectives from the acquistion is to rapidly expand our customer base, in particular coverage of established North American retailers or importers as our customers. After completion of each acquisition, we forsee a transition period of 3 to 6 months is required for the target companies to fully understand and execute the supply chain approach. Training may be required to educate the employees on the concept and purpose of a supply chain. We believe that we need to be the majority shareholder in each target company since supply chain management services are still a new concept in Asia and management control is essential to correctly implement the supply chain strategy. We do not have specific target companies at the moment but believe we have access to several sources with which we can identify potential targets.

     One of our considerations in making acquisition decisions is the impact of such actions on shareholder value. Acquisition which improves our earnings, either immediately or in any intermediate term would be considered.


INDUSTRY - SUPPLY CHAIN MANAGEMENT ("SCM")

     The Supply Chain Management ("SCM") business is managing activities across the entire merchandise flow from product development, manufacturing, shipping, warehousing to delivery (in other words, the supply chain) in order to bring products to customers faster, better, and at the lowest cost.

     Traditionally, marketing, distribution, planning, manufacturing, and the purchasing organizations along the supply chain operated independently. These organizations have their own objectives and which are often conflicting. Clearly, there is a need for a mechanism through which these different functions can be integrated together. SCM is a strategy through which such integration can be achieved.

     SCM is typically viewed to lie between fully vertically integrated firms, where the entire material flow is owned by a single firm, and those where each channel member operates independently. Therefore, coordination between the various players in the chain is the key to effective management. In "Characteristics of Supply Chain Management and the Implications for Purchasing and Logistics Strategy" published in The International Journal of Logistics Management (1993), Cooper and Ellram compare successful supply chain management to a well-balanced and well-practiced relay team. Such a team is more competitive when each player knows how to be positioned for the hand-off. The relationships are the strongest between players who directly pass the baton, but the entire team needs to make a coordinated effort to win the race. We strive to accomplish such a relationship by enhancing coordination of each process in the supply chain to make one continuous cycle from sourcing to distribution.

     When SCM is implemented for international trade, it becomes GSCM. GSCM has more components than local SCM because international trades involve custom clearance, cross border shipping and international payments with different currencies. GSCM's major challenge is to integrate the various components with different business cultures and trade practices into an efficient global supply chain. In an analysis done by Coopers & Lybrand Consultants in 1996, it was concluded that implementation of GSCM in the context of Hong Kong's business environment would result in a 5.9% reduction in the ultimate consumer prices. We believe the key benefits from SCM, all of which ultimately translate into improved profitability, to include:-

     -    Replenish out-of-stock items more regularly;

     -    Reduce working capital & inventory;

     -    Reduce back-room space;

     -    Reduce warehouse space;

     -    Reduce inventory risk (especially fashion goods);

     -    Shorten product development time;

     -    Reduce ordering lead time; and

     -    Increase on-shelf product choice.

     Establishment of a SCM system involves :-

     - Setting up good working relationship amongst all operating units, either internal or external, within the supply chain (such as product developers, manufacturers, logistic services providers, etc.);

     - Installation of an efficient communication network to enable a timely sharing of essential information among all operating units within the supply chain; and

     - Ensuring adequacy of infrastructure to allow a smooth physical flow of merchandise.

     A company does not have to establish all components of a SCM system within its organization to materialize full SCM benefits. Engagement of third party SCM services providers, either to compliment in-house capabilities or as a complete source of services, is a prudent alternative. A full SCM implementation requires substantially financial resources and management time.

     To enhance the SCM approach, technologies such as Electronic Data Interchange ("EDI"), barcodes, serial shipping container codes and location numbers, when used together, can provide a "Merchandise Movement Tracking System" which allows the user to identify the exact location and movement of the merchandize at any given point in time. EDI, which carries vast amount of information among trading partners' computers with great speed and accuracy, is one of the most crucial communication tools for SCM. EDI enables standardized communication and has the capability of automatic data processing without manual re-capturing of data. It is important to note that an Internet service provider can be used as the network to transfer EDI messages from one business party to another. Barcodes are machine-readable graphic symbols on consumer goods, cases, pallets or containers that allow efficient handling and product movement. There are global standards for barcodes, which are used in connection with scanning technology in store, distribution centers, shipping and manufacturing.

     Serial shipping container codes form is a code and symbology system that is designed to track inter-company product movement and distribution. The code is used for all logistics units (e.g. pallet, container, case).

     A location number is a numeric code that identifies any functional or physical location within an organizational entity. Typical locations can be a specific warehouse shelf, a retail store or a distribution center. The use of location numbers helps to move products efficiently through the supply chain without manual re-capturing of location data.


THE COMPANY'S SERVICES

     With our management's extensive manufacturing experience in Asia, particularly in the PRC, and broad exposure with overseas markets, we understand that manufacturing in Asia could be a complicated exercise for overseas buyers with no presence and/or limited experience in Asia. Our main function is to integrate all activities from sourcing to distribution through its sourcing, production and logistics teams to ensure competitive pricing, high quality products and reliability in delivery. Our objective is to maximise time and cost effectiveness at every stage of the supply chain which translates into significant savings on merchandize and logistics costs for our customers. Our directors and officers believe that in today's competitive environment, customer service is crucial to the supply chain business. Therefore, daily and effective communications and meaningful periodic reporting are provided to our customers as an integral part of our services.


DELIVERY OF SERVICES

     Our services are delivered mainly through three phases of operations: (i) sourcing, procurement and production; (ii) quality control, and (iii) logistics & shipping. We employ state-of-the-art technologies, either installed in-house or those of our business alliance partners, to support our operations.

     Sourcing is the first phase of our operations. During this phase, our sourcing team conducts cost analysis, quality comparisons as well as factory visits, in order to fully understand the suppliers' capabilities and management skills. The procurement stage requires detailed negotiations on pricing, payment terms and shipment schedules. Once the purchase order is placed, we work closely with the suppliers and manufacturers to review production capacity and planning in order to ensure that delivery schedules are achievable. Manufacturing products to fit our customers' specific requirements is our major concern, and is supported our constant supervision and reporting in a systematic manner. To ensure that vendor compliance is met, we monitor production and product quality closely by conducting informal and formal on-site inspections. Since production rarely proceeds smoothly, we assist our customers to make "running changes" on the production line without delaying the production schedule, where possible. Our supply chain management software ("SCMS") can assist us in tracking the progress during the sourcing, purchasing and production.

     Details of individual suppliers accounting for more than 5% of our purchases and services are as follows:

                                               1999                2000
                                               ----                ----
Pelagie Industrial Ltd                         64.3%               65.4%
Bondrich Development Ltd                       22.9%               0.00%
Mutual Fit Company Limited                     10.6%               0.00%
Winch Printers Ltd                             0.00%               10.4%
Winfaith Shipping Ltd                          0.00%                8.6%
Zui Fat Industrial Ltd                         0.00%                8.6%

     Quality control is a major concern to us and to our customers. At the pre-production stage, we work with our customers and suppliers/manufacturers to draw up a Quality Assurance criteria list, the basis for quality control checkpoints during live production runs. All products being manufactured by the vendors must be submitted to one of the designated international lab test centers (ACTS, SGS, etc.) in order to certify that products meet the stringent safety standards set by the respective governmental entities. Furthermore, we appoint qualified quality control professionals to conduct on-site quality inspections using Acceptable Quality Level ("AQL") standards or standards pre-determined by its customers at various stages of production.

     Logistics plays a significant role in the global supply chain effort and is detrimental to the supply chain if not planned and executed properly. A number of issues, which will directly affect inventory flow, costs and delivery schedules, must be addressed :-

     -    Control and tracking movement of goods;

     - Influence over carriers, warehouse providers, and consolidators in terms of pricing and service;

     - Effect of vendor's assumptions on transportation costs on the product unit cost, ultimately profit margins;

     - Logistics options -- choosing the most appropriate choice (air-freight or ocean freight, Less-Than-Container-Load or Full-Container-Load or consolidated);

     -    Maximization of freight and container space;

     -    Delivery to end-user or ultimate distribution center; and

     -    Customs clearance.

     As a major component of our services, we strive to provide strategic and tactical logistics solutions to meet the growing demand from overseas companies importing and exporting their goods to and from Asia. One of our goals is not only to resolve our customers' transportation needs, but also to identify a solution which will be value-added in terms of timing, pricing and reliability.


BUSINESS ALLIANCE PARTNERS

     We work closely with carefully selected business alliance partners to deliver its services. Our partners come from various fields, including :-

     -    Independent sourcing and merchandising agents in Taipei and Shanghai;

     -    Quality Control professionals;

     -    Licensed warehouse operators in the PRC; and

     -    Logistics services providers.


COMPUTER HARDWARE

     We use personal computers for our operations and communications with our customers. We will need to acquire and install additional hardware equipment to support the automated integration of our GSCM services, and to host, develop and maintain our supply chain management software on an in-house basis. We currently use Dell servers to support the preliminary stages of our SCM software development. Before completion and installation of the necessary hardware, we will seek to use reputable computer service companies to host and maintain our platform.


PROPRIETARY SCM SOFTWARE

     We are internally developing proprietary web-based SCMS comprising of ten main modules and over 30 sub-modules. The ten main modules covering all phases of a supply chain are as follows:

     -    Purchase Order Management

     -    Shipping Order Booking

     -    Sourcing

     -    Warehousing System

     -    Production Tracking

     -    Customs Clearance Tracking

     -    Quality Control

     -    Payment and Invoicing

     -    Trade Financing

     -    Shipment Tracking

     Our wholly-owned subsidiary, Supply Chain Services Limited has entered into a service agreement dated 3 January 2001 with Greatmind Technology Limited in respect of an appointment of the service provider to undertake software development and programming activities for the Company's supply chain software program.

     The Company's development of the proprietary SCM software will equip it with real time tracking abilities and in-house EDI capabilities. There are 3 phases in the development schedule of our supply chain software program. Phase 1, which entailed the establishment of a corporate website (ISUPPLYCHAIN) to be used for future integration with our supply chain software, was completed in April 2000. Phase 2 encompasses the software programming and development of our purchase order management, shipment order booking and shipment tracking modules. The completion of the purchase order management module will allow us to have EDI conversion, downloading and uploading capabilities. Phase 3 covers production tracking, quality control, customs clearance, warehouse systems, trade finance and payment and invoicing modules and is expected to be completed by June 2001. Each phase will be fully equip the Company with tracking capabilities over the sourcing, purchasing, production, quality control and logistics processes. We believe that our software is unique in the industry because most "supply chain" or "logistics" softwares are developed based by programmers without hands-on experience. Since our software was drawn from our management's industry experience in both manufacturing and logistics and input by our operations teams, we believe that the SCMS software will be a value-added tool with all the practicalities for the trade. The completion will depend on the realization of funds from this initial public offering and the timing of such funds to be injected into the Company.

     Though we have outsourced the initial software development, and hosting/maintenance of ISUPPLYCHAIN to a third-party computer service provider at a total cost of US$ 550,000 payable in stipulated monthly installments being US$ 35,483 from January 2001 to July 2001 and US$ 60,323 from August 2001 to December 2001, we plan to carry out software enhancements, further developments and maintenance with in-house capabilities in the nearest future. We intend to build up our in-house technology capabilities by employing qualified I.T. professionals. Our company holds full ownership of the proprietary SCM software and it shall be treated as assets of the Company beyond the termination of the service agreement. Furthermore, all rights to the software programs, codes, copyrights, patent, trademark, design rights and any other intellectual property rights in the materials developed, written, created and prepared by the service provider are to be vested with the Company. The ISUPPLY CHAIN internet platform is currently being hosted with a reliable internet service provider in Hong Kong, but we plan to host the platform in-house once we have the financial resources to invest in appropriate hardware and employ our own in-house IT professionals.

     With our proprietary SCM software, ISUPPLYCHAIN Internet platform, and full computer system integration for the GSCM practice, we will be recognized as a "technology-based" GSCM services provider. This positioning will add weight to our competitiveness because we believe technology capability is one of the key considerations when western companies choose supply chain partners.


MARKETING STRATEGY

     Since we recognize GSCM services as a specialized business, its marketing is not done by "cold-calling", but on a referral basis. We believe we have formed a number of usable alliances with its sales representatives in the U.S. Currently, we have 3 sales representatives covering the Northeastern U.S., 2 sales representatives covering Southeastern U.S. and 2 sales representatives covering Mid-eastern U.S. These sales representatives are not on our payroll, but are compensated on a commission basis (ranging from 1% to 5%). We supply the representatives with company brochures and other marketing materials to support their marketing activities. The sales representatives carry out preliminary visits and are responsible for servicing the customers on a day-to-day basis. We maintain extensive communications with our U.S. sales representatives. They do not only provide us with information on our customers, but also on the general market conditions with which we will revise existing marketing strategies, if appropriate, or formulate new ones. Our management also attends marketing presentations and meetings with prospective customers.

     As part of our marketing strategy, we emphasize the benefits of our own proprietary supply chain software which offer our customers with the capabilities to track the progress from sourcing, procurement, production and logistics activities. We believe our software will enable us to provide current information to overseas buyers, which is not available if they are dealing with agents/trading firms operating under traditional modes of communication. Our technological capabilities tend to be an attractive proposal to potential U.S. customers because they always seek business partners who are equipped to match their own operational standards. We believe our technological capabilities will set us apart from our competitors and place us as a world-class player in the arena of GSCM services.

     We are establishing the ISUPPLYCHAIN Internet platform in 3 phases to enable the use of our proprietary SCM software by our customers, and as part of our marketing program. With our Internet presence, more companies in the western countries will be able to find out how our GSCM services can help them develop their sourcing capabilities in Asia.


SALES STRATEGY

     As part of our sales strategy, we aim to target a group of companies that will most likely utilize our services. This group of companies is defined with the following criteria :-

     -    North America-based or Europe-based companies;

     -    Purchase orders of at least US$500,000 per annum;

     -    Companies with little sourcing/manufacturing experience in Asia;

     -    Companies with no buying office or presence in Asia; and

     - Product development companies, retail stores, distributors and chain stores.


CUSTOMER PROFILE

     All our customers are US-based retail stores/chains, trading companies, distributors and product development companies.

     Our core customers in the toys, luggage and Christmas decorations division include :-

     - SEARS ROEBUCK & CO., a company established in 1886. Sears is one of the largest department chain in the US with over 800 department stores and over 1,300 furniture, hardware, battery and autoparts stores in the US and over 100 stores in Canada.

     - RUMPUS CORPORATION, a young New York-based soft toy development company.

     - FOCUS GROUP INC., a marketing company based in Knoxville, Tennessee, specializing in the distribution of dolls, baby strollers, wood toys, Trim-A-Tree decorations and some hardware items. Its customers include Kmart, Roses, Dollar Stores and Service Merchandise.

     - NORTH AMERICAN BEAR COMPANY, a New York based toy company established in the mid-1970s, producing uniquely designed high quality teddy bears. Its customers include Saks Fifth Avenue Department Stores, Barneys New York and ABC Stores.

     - TRENDSETTERS MARKETING INC., a Canada based marketing company which designs and manufactures costume jewelry and plush animals under celebrity licenses such as Britney Spears and NSYNC.

     - PACIFIC PLAYTHINGS, a division of Toys R Us (Hong Kong) Limited which develops and manufactures products for Toys R Us private label toys products.

     Details of individual customers accounting for more than 5% of the Company's sales and services for the years ended December 31, 1999 and 2000 are as follows:

                                                               1999                     2000
                                                               -----                    ----
Sears, Roebuck & Co.                                           13.2%                    26.9%
Rumpus Corporation                                             77.5%                    36.7%
Sports Manufacturers                                           0.00%                     5.2%
 International Inc.
North American Bear Co. Inc.                                   0.00%                     9.9%
Focus Group                                                    0.00%                     5.3%


SALES AND SERVICES CONTRACTS

     We have entered into purchase contracts through our wholly-owned subsidiaries with our U.S. suppliers. On April 25, 2000, our subsidiary LIGL entered into the third consecutive approximately one-year purchase contract with Sears, Roebuck & Co. for the sale, purchase and delivery of toys, dolls and other merchandize from our supplier and for a total amount of US $181,028. We expect LIGL to enter into another such one-year contract for a similar amount this year.

     Additionally, our wholly-owned subsidiary, SCSL has entered into an agreement dated 2 May 2000 with Rumpus Corporation in respect of appointing our subsidiary as the sole and exclusive agent to undertake supply chain services, including outsourcing and purchasing of goods in the PRC and Taiwan on behalf of our customer. In consideration of the provision of services to our customers, we are entitled to a commission equal to 6% of the Invoice Value (i.e. the sums invoiced by the sellers or suppliers of the goods to our customer less any value added tax or government taxes, duties, levied and any amounts for transport or insurance and all out-of-pocket expenses). Our customer is obligated to pay SCSL a monthly retainer fee, which will be deducted if the commission payable is higher than the retainer fee at the end of each quarter.

     As at May 10, 2001, our subsidiary SCSL entered into a purchase contract with Pacific Playthings, a division of Toys R Us (Hong Kong) Limited, for the sale and delivery of children's hand tool sets from our supplier and for a total amount of US$170,105. We expect to enter additional purchase programs with Pacific Playthings in the third quarter of 2001.

     We have currently not entered into any formal sales and services contracts with North American Bear Company and Sports Manufacturers International Inc. as our engagement with these customers are on a project-to-project basis.


COMPETITION

     Currently, we face limited competition from several leading freight forwarders and courier service providers in the same industry. From the commercial segment, a leading trading company in Hong Kong is targeted as our prime competitor. As some of our competitors are privately-held or divisions within larger entities, it is difficult to assess the size of their share of the market for GSCM services. Though our directors and officers are of the opinion that GSCM services should dominate the Hong Kong export industry in the future, they believe this will not happen in the near term due to the difficulty for trading companies to change their operational process, management style and corporate infrastructure and evolve into supply chain operators. The potential roadblocks to implementation of SCM/GSCMSCSL in Hong Kong as identified by the Hong Kong Industry Department further our directors and officers to believe that stiff competition in our business will not occur overnight.


THE COMPANY'S COMPETITIVE EDGE

     We believe we have has a competitive edge in the following areas:-

     - The past hands-on experience with the western consumer markets by our management team, particularly in the toy industry, enables us to understand its customers' need better than some of our competitors.

     - We have the vision, skills and necessary training to carry out GSCM practices.

     - Our early start of GSCM services in Hong Kong gives us the opportunities to cement a strong business relationship with our customers. The entry barriers indicated above help us to achieve this objective.

     - Our management team leader, Mr. Thomas Chu, has extensive computer technology background and was instrumental in installing and implementing a "Logistics Tracking" system for a logistics services provider. The use of our internally developed proprietary supply chain management software and other state-of-the-art GSCM enabling technology will further set us apart from our present or future competitors.

     - Our strong network of business alliance partners along the supply chain cycle is a valuable intangible asset, which is difficult to duplicate by our competitors without extensive time investment.


EMPLOYEES

     As of 18 April, 2001, we have 13 full time officers and employees in Hong Kong and the PRC under our subsidiary, SCSL. None of our sales representatives in the U.S. are employed by the Company or its subsidiaries. These sales representatives service us on a commission basis, ranging from 1% to 5% for each sale made. We also use the services of independent sales representatives and quality control specialists. Additional employees will be hired as required.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

     As stated previously, in the Section entitled "Cautionary Note Regarding Forward-Looking Statements", when used in this discussion, the words "believes", "anticipates", "expects" and similar expressions are intended to identify forward-looking statements. Such statements are subject to substantial risks and uncertainties, which would, could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to republish revised forward-looking statements to reflect events. Readers are also urged to carefully review and consider the various disclosures made by us which attempt to advise interested parties of the factors which affect our business and current in this Form SB-2, as well as our periodic and current reports on Form 10-KSB, 10-QSB and 8-K filed with the Securities and Exchange Commission.

     The following discussion should be read in conjunction with the financial statements and notes thereto included with this Form SB-2. Factors that could cause differences include those discussed above in "Risk Factors", as well as discussed elsewhere herein.


RESULTS OF OPERATIONS

     Our operations in 2000 were lower than the corresponding periods in 1999 and 1998. From the date of incorporation of our subsidiary, LIGL, in September 10, 1997 to December 31, 1998, our sales and services totaled US$242,760 in 1998, US$1,990,746 in 1999, but only US$628,201 in 2000. Our initial gross profits for the period from inception to December 31, 1998 were at US$72,298, however, our gross profits decreased from US$201,234 in 1999 to US$126,997 in 2000, and we operated at a loss of US$299,371 in 2000. Our net income after tax operated at a loss of US$265,177 in 2000, in contrast to our positive net incomes of US$88,797 in 1999 and of US$14,634 from inception to December 31, 1998.

     Losses in 2000 were the result of substantially lower sales and services and higher selling, general and administrative expenses. The reduction in sales and services was mainly due to some special purchase orders received in 1999 which were non-recurring in 2000. The increase in selling, general and administrative expenses was primarily due to the increase in the Company's marketing activities to build up the business for 2001, increase in legal fees, audit fees and other expenses related with our initial public offering exercise and increase in costs associated with filings and registrations after the merger in August 2000 and becoming a reporting company registered with the SEC.


SALES AND SERVICES.

     Sales and services decreased from US$1,990,746 in 1999 to US$628,201 in 2000. The lower sales was a result from the following factors:-

1) Mr. Chu, our President, did not work commence his services with the Company until September 2000. Due to the late commencement of Mr. Chu's full time employment with the Company, his efforts and strategic planning will only build up businesses for the coming year 2001 since the marketing season for 2000 has passed.

2) SCSL received some special purchase orders in 1999 which were non-recurring in 2000.

3) Our subsidiary, SCSL, voluntarily terminated a supply chain service program with one of our core clients because our management felt that without the completion of the SCM software, we were not equipped to fulfill all the services outlined in our service agreement.

4)   Shipments of some of the purchase programs were delayed to 2001.


KNOWN TRENDS LIKELY TO HAVE MATERIAL IMPACT ON SHORT OR LONG TERM LIQUIDITY

     Selling expenses for the year ending 2000 was higher due to increase in advertising subsidies which was used for the girls toys program with Sears Roebuck's Wish Book catalog and the increase in the Company's marketing activities to build up the business in 2001. General and administrative expenses for the year ending 2000 increased to US$389,539 from US$195,563 for the year ending 1999. Primary reasons for the higher general & administrative expenses are due to substantial increase in auditors' remuneration and legal fees as a result of the private placement, SEC filings and pre-IPO related activities, expansion in office facilities, rise in staff employment and higher business travel expenses for the marketing of supply chain services to potential customers in the U.S.

     Since the management does not have immediate plans for any addition of new staff or expansion of operations, adverse material impacts on short term liquidity are not expected. Our long term liquidity will rely much on the success of our initial public offering.


KNOWN TRENDS LIKELY TO HAVE MATERIAL IMPACT ON NET SALES, REVENUE OR INCOME.

     Net income after tax lowered from US$88,797 in 1999 to a loss of US$265,177 in 2000. This decrease was a combination effect from the lower sales and higher selling, general and administrative expenses in 2000.


INTERNAL AND EXTERNAL SOURCES OF LIQUIDITY.

     We continue to increase liquidity through internal and external means. Internally, we continue to receive funds from our customers, including the service contracts of our subsidiaries, LIGL and SCSL, with Sears, Roebuck & Co. and Rumpus Corp., respectively. Furthermore, we continue to rely on our shareholders to support our operations. Externally, we raised US$440,000 via private placements from Mr. Hardy Kung Chin Lok and Mr. Eddie Chow in November 2000 and March 2001, and we seek to raise additional external funds in connection with this offering.


MATERIAL COMMITMENTS FOR CAPITAL EXPENDITURES AND EXPECTED SOURCES OF FUNDS.

     Pursuant to a contract through our subsidiary SCSL, we have appointed the service provider Greatmind Technology Limited to undertake software development and programming activities for the Company's supply chain software program. We have outsourced this initial software development and hosting/maintenance of the software with in-house EDI capabilities at a total cost of US$ 550,000. We expect the source of funds to pay for this service to come from a portion of this offering.

SIGNIFICANT ELEMENTS OF INCOME OR LOSS NOT ARISING FROM CONTINUING OPERATIONS.

     Our subsidiary SCSL had previously agreed to serve as escrow agent for funds due to a charitable organization in Asia. No such funds have been received to date, and SCSL has contacted the organization and indicated that no moneys should come to them; however, if we receive funds and transfer them back, but are required to show the injection and release of funds on our balance sheet, our accounts may, at some point in time, show a material increase when there is such an injection of funds and a corresponding decrease when we, as the escrow agent, are required to release such funds. The President of SCSL is a member of such charitable foundation.


CAUSES FOR MATERIAL CHANGES FROM PERIOD TO PERIOD IN ONE OR MORE LINE ITEMS.

     See "Significant Elements of Income or Loss not Arising from Continuing Operations" above.


SEASONAL ASPECTS HAVING A MATERIAL EFFECT ON FINANCIAL CONDITIONS OR RESULTS OF OPERATIONS.

     Currently, many of the products we are currently handling for customers are toys. As such, our customers experience greater activity during the last quarter of the year, as United States consumers look to purchase holiday gifts. We also handle garden tools for one of our customers, a product which is more likely to be purchased by United States consumers in the first and second quarters of the year. We expect to continue to diversify into other products that may not be as effected by seasonal changes.


INCOME TAX AND OTHER TAXES.

     Our subsidiary LIGL was not liable for Hong Kong taxes in the tax years of 1998 and 1999, but its failure to file a tax form may subject it to a penalty of HK$ 1,200 for its failure to timely file its tax returns.

     Our subsidiary, SCSL, applied to the Hong Kong Inland Revenue Department for holdover of provisional profits tax totaling HK$ 96,300 for the fiscal year ending 1999/2000; we were liable to the profits tax totaling HK$ 96,300 in accordance with Hong Kong tax regulations on March 16, 2001. Such profits tax payment will be paid by SCSL in May 2001 which in any event may be subjected to a tax penalty.

     We are in compliance with all payments of the relevant U.S. federal taxes and Delaware franchise taxes.


                             DESCRIPTION OF PROPERTY


OFFICE AND STAFF QUARTERS IN HONG KONG

     We have entered into a tenancy agreement dated 12 May 1999 with Chinasound Limited in respect of leasing the office premises at 8th Floor of Guangdong Textile Centre, No. 22, 24 and 26, Minden Avenue, Kowloon, Hong Kong for a term of 2 years commencing from 7 May 1999 to 6 May 2001. We, as tenants have been granted two rent-free periods commencing from 7 May 1999 to 21 July 1999 and from 7 March 2001 to 6

May 2001. The monthly rental of HK$ 22,750 and air-conditioning and management charges of HK$9,555 is payable in advance on the 7th day of each calendar month.

     Through our wholly-owned subsidiary SCSL, we have entered into a tenancy agreement dated 11 January 2000 with Chinasound Limited in respect of leasing the office premises to be occupied as the Company's new showroom at 5th Floor of Guangdong Textile Centre, No. 22, 24 and 26, Minden Avenue, Kowloon, Hong Kong for a term of 2 years commencing from 6 December 2000 to 5 December 2002. We, as tenants have been granted two rent-free periods commencing from 6 December 2000 to 5 February 2001 and from 6 October 2002 to 5 December 2002. The monthly rental of HK$ 22,750 and air-conditioning and management charges of HK$ 9,555 is payable in advance on the 7th day of each calendar month.

     Through our wholly-owned subsidiary LIGL, we have entered into a tenancy agreement dated 21 October 2000 with Shek Kwu Investments Limited in respect of leasing the premises at Flat B, 1st Floor of Tower II and car parking space No. 6 on 2nd Level of Ruby Court, No. 55 South Bay Road, Hong Kong as staff quarters for our President and Director, Mr. Thomas Chu. The term is of 2 years commencing from 21 October 2000 to 20 October 2002. The monthly rental of HK$ 41,300 is payable on the 21st day of each calendar month. Upon giving 2 month's prior written notice, we are entitled to early termination of this tenancy agreement however, not earlier than 20 December 2001 or unless and until 14 month's rent has been paid.


OFFICE AND STAFF QUARTERS IN THE PRC

     Through our wholly-owned subsidiary SCSL, we have entered into a office lease contract dated 15 January 2001 with Tibet Jin Sheng Company Limited in respect of leasing the 220 square-meter office premises situated at Room 1501 & 1508, East Tower, Yi Hai Plaza, Cheng Ye Road, Nanshan District, Shenzhen Municipality, the PRC for a term of one year commencing from 1 February 2001 to 31 January 2002. The monthly rental of RMB 5,333.33 is payable in advance on or prior to the fifth day of each calendar month. We are also obligated to pay two-thirds of payment of utility fees (including water and electricity fees), sanitation fees and building management fees.

     Through our wholly-owned subsidiary SCSL, we have entered into a lease contract dated 1 February 2001 with Mr. Shao Lin Zheng in respect of leasing the 92 square-meter staff quarters situated at Room 601, Unit 3, Nan Shui Garden, Nanshui Buxing Street, Nanshan District, Shenzhen Municipality, the PRC for a term of 2 years commencing from 19 February 2001 to 18 August 2001 with an option to renew the lease for a further term of two years. The monthly rental of RMB 1,500 is payable in advance on or prior to the fifth day of each calendar month. We are also obligated to pay water, electricity and telephone charges, gas fees, sanitation fees and building management fees.


MOTOR VEHICLES

     Through our wholly-owned subsidiary SCSL, we have entered into a sales and purchase agreement with Zung Fu Company Limited for the purchase of a motor vehicle, valued at HK$ 573,000 as of 16 December 1999. In financing this motor vehicle, we have entered into a hire purchase agreement dated 16 December 1999 with Inchroy Credit Corporation Limited in relation to the hiring of a motor vehicle. Under the financial arrangement, Inchroy Credit Corporation Limited was required to pay the full purchase price of the motor vehicle to Zung Fu Company Limited whereby SCSL was liable to repay Inchroy Credit Corporation Limited by monthly installments on the purchase price plus interest for a period of 48 months commencing from 16 December 1999.

     Through our wholly-owned subsidiary SCSL, we have entered into a vehicle lease contract dated 15 December 2000 with Mr. Wei Jun Fan in relation to the hiring of a motor vehicle Freeca AT, Registration No. Guangdong B-K9874, for a period of 3 years commencing from 1 January 2001. The monthly rental of the motor vehicle being RMB 8,000 is payable in advance on the 5th day of each calendar month. The motor vehicle is valued at RMB 214,000.


FURNITURE, FIXTURES, OFFICE AND COMPUTER EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Presently, our Company and subsidiaries own furniture, fixtures, office equipment, leasehold improvements and capital lease of the motor vehicle to the net value of US$ 45,622. We anticipate purchasing additional computer equipment and developing proprietary computer software to support our operations. The funds will come from this offering.


INTELLECTUAL PROPERTY

     In relation to the Company's proprietary SCM software and our engagement with Greatmind Technology Limited for the development of the Company's supply chain software, programming and hosting/maintenance of ISUPPLYCHAIN Internet-based platform, the company holds full ownership of the proprietary SCM software and such software shall be treated as assets of the Company beyond the termination of the service agreement. Further, all rights to the software programs, codes, copyrights, patent, trademark, design rights and any other intellectual property rights in the materials developed, written, created and prepared by the service provider are to be vested with the Company.

     The Company and subsidiaries have exclusive ownership of the registered internet domain names ISUPPLYCHAIN.ORG, ISUPPLYCHAIN.NET and supplychain.com.hk.


EMPLOYMENT AND COMMERCIAL INSURANCE

     Through our wholly-owned subsidiary SCSL, we have taken out an employment and commercial insurance policy with Royal & Sun Alliance Insurance (Hong Kong) Limited commencing from 1 September 2000 to 31 August 2001 to cover the property and employment of 5 employees working at the premises being 8th Floor, Guangdong Textile Centre, 22 Minden Avenue, Tsimshatsui, Kowloon, Hong Kong. The amount of liability insured for contents is HK$ 450,000 and HK$ 100,000,000 for any one accident or disease which may be caused or suffered by its employees. Further, SCSL recently obtained additional coverage under such policy for employee compensation, all risks associated with the loss of property and contents to bring its existing policy up to date with its additions to its employees and office space. The additional amount of liability insured for contents is HK$ 100,000 and for stock is HK$ 50,000 at the office premises being 5th Floor, Guangdong Textile Centre, 22 Minden Avenue, Tsimshatsui, Kowloon, Hong Kong.

COMMERCIAL FIRE INSURANCE

     Through our wholly-owned subsidiary SCSL, we have taken out a commercial fire insurance policy with the Hong Kong & Shanghai Insurance Company Limited commencing from 6 February 2001 to 5 February 2002 to cover the loss of contents including business furniture, fixtures, fittings and office equipment in the event of fire at the office premises being Room 1501, East Tower, Yi Hai Plaza, Cheng Ye Road, Nanshan District, Shenzhen Municipality, the PRC. This insurance policy is extended to cover the perils of aircraft, earthquake, explosion, vehicle impact, riot and strike, malicious damage, sprinkler leakage, typhoon and windstorm and water tanks. The total sum of office contents insured is HK$ 100,000.


EMPLOYEE MEDICAL INSURANCE

     On January 1, 2001, our wholly-owned subsidiary SCSL provided a subsidiary program for medical claims to its employees. SCSL will compensate up to 80% of the employee's claims or maximum of HK$ 200 per claim for all 'out-patient' or clinical but not including hospital visitations. Each of our employees is entitled to 15 medical claims per annum.

     As of March 1, 2001, there are no liens or encumbrances on any assets of our company or its subsidiaries.


                  CERTAIN RELATIONSHIP AND RELATED TRANSACTIONS

     The founding shareholders of the Company, Messrs. King Kwok Yu, Richard Che Keung Wong and Hardy Kung Chin Lok, each still hold their original shareholding of 2,000,000 shares each and remain with us in various capacities. As part of the merger on August 28, 2000 (see "Organization of the Company within the last five years"), King-Kwok Yu was one of our Directors, President, Treasurer, Secretary and Controller; as part of the merger, he was asked and remains as our Treasurer, Secretary and Controller. Mr. Richard Che Keung Wong was Director and Vice-Chairman of the Board; he continues as Vice President-Corporate Development. Mr. Lok was our Company's Director and Chairman of the Board; he remains as a Director.

     As part of the stock-for-stock merger transaction, we issued 25,299,999 shares of the Company to Gi-Tech Developments Limited, a company incorporated in the British Virgin Islands, which our current President and Chairman of the Board, Mr. Thomas Yan Chuen Chu ("Mr. Chu"), is the beneficial owner of all of its issued and outstanding Common Stock. One of our current Directors, Miss Pauline Wai Man Chu, received 1,366,667 shares of our shares in connection with the transaction.

     On November 27, 2000, we entered into a Subscription Agreement with Mr. Hardy Kung Chin Lok in which Mr. Hardy Kung Chin Lok received an additional 1,250,000 shares of our Common Stock in exchange for the cash consideration of US$ 250,000, and for which we made a filing on Form 8-K with the Securities and Exchange Commission in connection with the above transaction on December 7, 2000.

     On March 29, 2001, we also entered into a Subscription Agreement with Mr. Eddie Chow in which Mr. Eddie Chow received an additional 250,000 shares of Common Stock in exchange for the cash consideration of US$ 50,000. Mr. Eddie Chow has been an employee of SCSL since January 2001 and currently holds the position of "Manager."

              MARKET FOR THE REGISTRANT'S COMMON EQUITY AND RELATED
                               STOCKHOLDER MATTERS


MARKET PRICE

     A trading market for the Company's Common Stock does not exist. There is no assurance that a trading market will ever develop or, if such a market does develop, that it will continue.

     We believe our Common Stock sold pursuant to this offering will be categorized as a Penny Stock. The Commission has adopted Rule 15g-9 which establishes the definition of a "Penny Stock". For any transaction involving a Penny Stock, unless exempt, the rules require that: (i) a broker or dealer approve a person's account for transactions in Penny Stocks; and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the Penny Stock to be purchased. In order to approve a person's account for transactions in Penny Stocks, the broker or dealer must: (i) obtain financial information and investment experience and objectives of the person; and (ii) make a reasonable determination that the transactions in Penny Stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in Penny Stocks. The broker or dealer must also deliver, prior to any transaction in a Penny Stock, a disclosure schedule prepared by the Commission relating to the Penny Stock market, which, in highlight form: (i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) states that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Disclosure also has to be made about the risks of investing in Penny Stocks in both public offerings and in secondary trading, and about commissions payable to the broker-dealer, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in Penny Stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the Penny Stock held in the account and information on the limited market in Penny Stocks.

     The Company intends to list and have prices for its shares quoted on the Over-The-Counter Bulletin Board ("OTCBB") maintained by the National Association of Securities Dealers after it completes this offering. The OTCBB differs from national and regional stock exchanges in that it: (i) is not sited in a single location but operates through communication of bids, offers and confirmations between broker-dealers; and (ii) securities admitted to quotation are offered by one or more broker-dealers rather than the "specialist" common to stock exchanges. To qualify for listing on the OTCBB, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor the company for listing on the OTCBB.

     If trading of the Company's shares, if any, is conducted on the OTCBB, a shareholder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Company's shares.


HOLDERS

     There are seven holders of our Common Stock as of May 2001 as follows:

SHAREHOLDER                                            AMOUNT
-----------                                          ----------
Gi-Tech Developments Limited
(Mr. Thomas Yan Chuen Chu)                           25,299,999

Mr. Hardy Kung Chin Lok                               3,250,000

Mr. King-Kwok Yu                                      2,000,000

Mr. Richard Che Keung Wong                            2,000,000

Miss Pauline Wai Man Chu                              1,366,667

Mr. Eddie Chow (1)(2)                                   950,000

Mr. Tze Tat Fung                                        666,667
                                                     ----------
Total Outstanding                                    35,533,333

(1) On December 5, 2000, we entered into a Subscription Agreement with Mr. Eddie Chow in which Mr. Eddie Chow received 700,000 shares of our Common Stock in exchange for the cash consideration of US$ 140,000.
(2) On March 29, 2001, we entered into another Subscription Agreement with Mr. Eddie Chow in which Mr. Eddie Chow received 250,000 shares of Common Stock in exchange for the cash consideration of US$ 50,000. Mr. Eddie Chow is an employee of SCSL since January 2001 and currently holds the position of "Manager."

     All the issued and outstanding shares of the Company's Common Stock as of May, 2001 were issued in accordance with the exemptions from registration afforded by the Securities Act of 1933 and the rules and regulations promulgated thereunder.


AUTHORITY TO ISSUE NEW SHARES OF THE COMPANY'S COMMON STOCK

     At a Special Meeting of the Stockholders held on August 23, 2000 (the "Meeting"), our stockholders unanimously voted to adopt a resolution to grant approval and authorization to our Directors to issue, at their discretion, up to 20,000,000 authorized but as-yet unissued shares of Common Stock in addition to those to be issued in connection with our acquisition of SCSL. The Directors exercised their authority to issue 1,250,000 shares of Common Stock in accordance with a Subscription Agreement entered into between the Company and Mr. Hardy Kung Chin Lok on November 27, 2000. The Directors exercised their authority to issue 700,000 shares of the Company's Common Stock in accordance with a Subscription Agreement entered into between the Company and Mr. Eddie Chow on December 5, 2000. The Directors also exercised their authority to issue 250,000 shares of the Company's Common Stock in accordance with a Subscription Agreement entered into between the Company and Mr. Eddie Chow on March 29, 2001.


DIVIDENDS

     The Company has not paid any dividends to date, and has no plans to do so in the immediate future.


                                    TAXATION

     The following discussion summarizes certain tax consequences to certain holders of the Common Stock under present United States federal tax laws and contains a brief description of the potential tax implications to such holders of the Company having operations in the PRC, Hong Kong and Taiwan, Republic of China. The discussion does not deal with all possible tax consequences relating to the Company's operations or ownership of the Common Stock and does not purport to deal with the tax consequences applicable to particular investors subject to special rules, such as banks, securities dealers, insurance companies, and tax-exempt entities. The discussion also does not address the tax consequences under United States state and local laws. The following discussion is based upon laws and relevant interpretations thereof in effect as of the date of this Registration Statement, all of which are subject to change retroactively and prospectively.

     A PROSPECTIVE INVESTOR IN THE COMPANY SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY OTHER TAX LAWS AND OF PENDING AND PROPOSED CHANGES IN APPLICABLE LAWS AS OF THE DATE OF THIS REGISTRATION STATEMENT AND OF ANY ACTUAL CHANGES IN APPLICABLE TAX LAW AFTER SUCH DATE.


UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO U.S. HOLDERS

     The following is a summary of material United States federal income tax consequences arising from the purchase, ownership, and disposition of the Common Stock to a holder who is (i) a United States citizen or resident in the United States for purposes of United States federal income tax, (ii) a partnership, corporation, or other entity taxable as an association created under the laws of the United States or any political subdivision thereof, (iii) a trust subject to the control of a United States person and the primary supervision of a United States court, or (iv) an estate the income of which is subject to United States federal taxation regardless of its source (a "U.S. Holder"). This discussion only applies to U.S. Holders (as defined below) who hold the Common Stock as a capital asset.


TAXATION OF DIVIDENDS

     Cash dividends paid out of the Company's current and accumulated earnings and profits to a U.S. Holder will be taxed as ordinary income for United States federal income tax purposes. Dividends paid by the Company generally will not be eligible for the dividends-received deduction allowed to United States corporations in respect of dividends received from other United States corporations. Cash distributions in excess of the Company's current and accumulated earnings and profits, as determined for United States federal income tax purposes, will be treated as a nontaxable return of capital to the extent of the U.S. Holder's adjusted basis in the Common Share and thereafter as a capital gain.


TAXATION OF  CAPITAL GAINS

     A U.S. Holder generally will recognize capital gain or loss upon the sale or other disposition of the Common Stock in an amount equal to the difference between the amount realized on such sale or disposition and the U.S. holder's tax basis in the Common Stock. Such gain or loss will be treated as long-term capital gain or loss if the Common Stock has been held for more than one year as of the date of the sale or other disposition. Long-term capital gain of a non-corporate U.S. Holder generally is subject to tax at more favorable rates than ordinary income or short-term capital gain.


U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

     The following is a general discussion of certain United States federal tax consequences arising from the acquisition, ownership, and disposition of the Common Stock issued to an investor who is not a U.S. Holder (a "Non-U.S. Holder"). This discussion only applies to a Non-U.S. Holder who holds the Company's Common Stock as a capital asset.


TAXATION OF DIVIDENDS

     Dividends paid to a Non-U.S. Holder generally will be subject to withholding of United States federal income tax at the rate of 30% or, if a United States income tax treaty applies, as reduced under that treaty. If, however, the dividend is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder, the dividend generally will be subject to United States federal income tax imposed on net income on the same basis that applies to U.S. Holders. If a Non-U.S.Holder is entitled to reduced or no withholding tax under a treaty, that Non-U.S. Holder generally will be required to provide certification as to that Non-U.S. Holder's entitlement to treaty benefits.


GAIN ON DISPOSITION

     A Non-U.S. Holder generally will not be subject to United States federal income tax, including by way of withholding, on gain recognized on a sale or other disposition of the Common Stock unless:

     - the gain is effectively connected with the conduct of a trade or business in the U.S. by the Non-U.S. Holder;

     - the Non-U.S. Holder is a nonresident alien individual who is subject to United States federal income tax based on his presence in the United States during the taxable year; or

     - the Non-U.S. Holder is a United States expatriate who is subject to gain under certain United States federal income tax laws applicable to certain U.S. expatriates.


UNITED STATES FEDERAL ESTATE TAXES

     Common Stock that is owned or treated as owned by an individual who is not a citizen or resident of the United States (as resident is specially defined for United States federal estate tax purposes) on the date of that person's death will be included in his or her estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.


INFORMATION REPORTING AND BACKUP WITHHOLDING

     The Company will report to the holders of its Common Stock and to the Internal Revenue Service the amount of distributions that the Company pays during each calendar year, and the amount of tax it withholds, if any. Under backup withholding rules, a holder may be subject to backup withholding at the rate of 31% with respect to dividends unless such holder (1) is a corporation or comes within certain other exempt categories and, when required, establishes its qualification for exemption or (2) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A holder who does not provide the Company with its correct taxpayer identification number also may be subject to penalties. Any amount paid as backup withholding will be creditable against the holder's income tax liability, and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the Internal Revenue Service.

     In general, payment of the proceeds from the sale of Common Stock is subject to both backup withholding and information reporting unless the holder
(i) is a Non-U.S. Holder who certifies his foreign status or (ii) otherwise establishes an exemption.


HONG KONG TAXATION

     Under the laws of Hong Kong, as currently in effect, a holder of Common Stock is not subject to Hong Kong tax on dividends paid with respect to such shares and no holder of Common Stock is liable for Hong Kong tax on gains realized on sale or other disposition of such Common Stock except that those persons who are classified for Hong Kong purposes as dealers in securities in Hong Kong may be subject to Hong Kong tax in respect of any gain resulting from the disposition of Common Stock. Hong Kong does not impose a withholding tax on dividends paid by us. In addition, we will not be subject to Hong Kong taxes as a result of its receipt of dividends from any of its subsidiaries.


PRC TAXATION

     We currently anticipate that there would be no material consequences to holders of the Common Stock solely as a result of the purchase, ownership and disposition of the Common Stock in connection with the Company's activities in the PRC. There is an income tax treaty in effect between the United States and the PRC.


TAIWAN, REPUBLIC OF CHINA TAXATION

     We currently anticipate that there would be no material consequences to holders of the Common Stock solely as a result of the purchase, ownership and disposition of the Common Stock in connection with the fact that a subsidiary of the Company, SCSL, has a representative office in Taiwan, Republic of China. There is not an income tax treaty in effect between the United States and Taiwan, Republic of China.


                             EXECUTIVE COMPENSATION

     The directors have adopted an executive compensation plan for executive officers and directors as follows: directors agreed that the directors will receive no cash compensation or reimbursement for the expenses incurred in connection with attending board and committee meetings. The Company reserves the right to pay consulting fees to its board members and officers for the time and services they provide to the Company.


SUMMARY COMPENSATION TABLE

                                                                       ANNUAL COMPENSATION
                                                    --------------------------------------------------------
                                                                                                OTHER ANNUAL
NAME AND PRINCIPAL POSITION            YEAR           SALARY                  BONUS             COMPENSATION
---------------------------            ----         ----------                -----             ------------
                                                        ($)                    ($)                   ($)
Thomas Yan Chuen Chu
President, and Director                1998                 --                   --                   --
                                       1999                 --                   --                   --
                                       2000                  0*                   0*                   0*

Pauline Wai Man Chu
Director, and General Manager of the
Company's wholly-owned subsidiary,
SCSL                                   1998
                                       1999
                                       2000         HK 273,000**                  0                    0

Richard Che Keung Wong
Vice President - Corporate
Development                            1998                  0                    0                    0
                                       1999                  0                    0                    0
                                       2000                  0                    0                    0

King Kwok Yu
Treasurer, Secretary and Controller    1998                  0                    0                    0
                                       1999                  0                    0                    0
                                       2000                  0                    0                    0


----------
* Amounts due and owing were not paid, and were subsequently waived and released by Mr. Chu.
** HK $312,000 also due and owing was not paid, and was subsequently discharged, waived and released by Ms. Chu.


EMPLOYMENT AND CONSULTATION SERVICE CONTRACTS


THOMAS YAN CHUEN CHU

     Our wholly-owned subsidiary, SCSL has entered into two contracts with Thomas Chu in relation to his employment and services to SCSL. However, as of this date, no amounts due and owing to Mr. Chu were ever paid by SCSL, and pursuant to two Release Agreements dated March 27, 2001 between Mr. Chu and SCSL, Mr. Chu waived, released and discharged all claims to past, present or future remuneration due and owing in connection with the two agreements previously signed with SCSL.


DIRECTORS' COMPENSATION

     Our directors received no compensation for their services as directors. One of our directors, Pauline Wai Man Chu, received compensation for her services as an officer of the Company in 2000.


STOCK OPTION PLAN AND OTHER LONG-TERM INCENTIVE PLAN

     We currently do not have any Stock Option Plan or any Long-term Incentive Plan.


                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                       ACCOUNTING AND FINANCIAL DISCLOSURE

     Details on the changes in the Company's Independent Accountants are as follows:

     (a)  Resignation of Independent Accounting Firm

          (i) Arthur Andersen & Co. our certifying accountant resigned at our request as the Company's auditors on September 8, 2000.

          (ii) The certifying accountant's report on our financial statements for the periods from March 29, 1999 (date of incorporation) to April 30, 1999 and from March 29, 1999 (date of incorporation) to December 31, 1999 contained no adverse opinion, no disclaimer of opinion nor was qualified or modified as to uncertainty audit scope or accounting principles.

          (iii) Our Board of Directors approved the change in auditors at its meeting on September 4, 2000.

          (iv) During the period from March 29, 1999 (date of incorporation) to December 31, 1999 and subsequent interim periods preceding their resignation, the Company had no disagreements with the certifying accountants on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the certifying accountants, would have caused it to make reference to the subject matter of the disagreements in connection with their report.

     (b)  Engagement of New Independent Accountants

          On September 5, 2000, our Board of Directors formally approved the engagement of Areson & Company as its new certifying accountants (the "new accounting firm") to audit our financial statements.

          During the period from March 29, 1999 (date of incorporation) to December 31, 1999 and subsequent interim periods prior to the engagement of the new accounting firm, we did not consult with the new accounting firm with regard to any of the matters listed in Regulation S-K Items 304(a)(2)(i) or (ii).


LEGAL MATTERS

     The validity of the offering will be passed upon for us by Hunton & Williams, Hong Kong and New York.


EXPERTS

     The financial statements included in this Form SB-2 have been audited by Areson & Company, independent certified public accountants, to the extent and for the periods set forth in their report, and are included in reliance upon such report given the authority of said firm as experts in auditing and accounting.

     The public may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

     We have filed and will continue to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the Securities and Exchange Commission.

     Our Securities and Exchange Commission filings and the registration statement can also be reviewed by accessing the Securities and Exchange Commission's Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

     You should rely only on the information provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer to sell, nor soliciting an offer to buy, these securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or our affairs have not changed since the date hereof.

                          INDEX TO FINANCIAL STATEMENTS


SUPPLY CHAIN SERVICES INC.

REPORT AND FINANCIAL STATEMENTS

FOR THE PERIOD FROM
SEPTEMBER 10, 1997 TO DECEMBER 31, 1998
AND YEARS ENDED DECEMBER 31, 1999 AND 2000






CONTENTS                                                                         PAGES
--------                                                                         -----
Report of Independent Public Accountants                                        F-2 to F-3


Consolidated Balance Sheets                                                     F-4


Consolidated Statements of Operations                                           F-5


Consolidated Statements of Cash Flows                                           F-6


Consolidated Statements of Changes in Stockholders' Equity                      F-7


Notes to Consolidated Financial Statements                                      F-8 to F-15

                              FINANCIAL STATEMENTS


SUPPLY CHAIN SERVICES INC.


REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Stockholders and the Board of Directors of Supply Chain Services Inc.:

     We have audited the accompanying consolidated balance sheets of Supply Chain Services Inc. (a company incorporated in the State of Delaware, United States of America; formerly known as Paddington Inc.; ("the Company") and Subsidiaries ("the Group") as of December 31, 1998, 1999 and 2000, and the related consolidated statements of operations, cash flows and changes in stockholders' equity for the period from September 10, 1997 (date of incorporation of the Company's subsidiary, Leader Industrial Group Limited) to December 31, 1998 and years ended 31 December, 1999 and 2000. These financial statements give retroactive effect, for all years presented, to the acquisition of Supply Chain Services Limited and Leader Industrial Group Limited as a reverse acquisition as described in Note 2 to the accompanying financial statements. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                                                                (cont'd ... p.2)


SUPPLY CHAIN SERVICES INC.


REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (Cont'd)


To the Stockholders and the Board of Directors of Supply Chain Services Inc.:

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Supply Chain Services Inc. and Subsidiaries as of December 31, 1998, 1999 and 2000, and the results of their operations and cash flows for the period from September 10, 1997 (date of incorporation of the Company's subsidiary, Leader Industrial Group Limited) to December 31, 1998 and years ended December 31, 1999 and 2000 after giving retroactive effect to the acquisition of Supply Chain Services Limited and Leader Industrial Group Limited as a reverse acquisition as described in
Note 2 to the accompanying financial statements, in conformity with generally accepted accounting principles in the United States of America.



ARESON & COMPANY
CERTIFIED PUBLIC ACCOUNTANTS


DATED   March 19, 2001    HONG KONG

SUPPLY CHAIN SERVICES INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS AS OF
DECEMBER 31, 1998, 1999 AND 2000
(AMOUNTS EXPRESSED IN UNITED STATES DOLLARS)


                                                                                          AS OF 12.31.
                                                                          -------------------------------------------
                                                           NOTES            2000              1999              1998
                                                           -----          --------           -------           ------
                                                                             $                  $
ASSETS
Current assets:
Cash and bank deposits                                                     191,762            55,099           25,031
Accounts receivable                                                        120,689            35,563               --
Stock subscription receivable                                               50,000                --               --
Other receivable and prepayments                                           111,910            25,985              399
Deposits                                                      5             32,872             7,247               --
Due from stockholders                                        12              7,958                --               --
                                                                          --------           -------           ------
TOTAL CURRENT ASSETS                                                       515,191           123,894           25,430
Furniture, fixtures, equipment and capital lease, net         6             45,622            64,951           15,509
Deferred expenses, net                                        7             49,291            59,375           28,500
Deferred taxation                                             9             26,781                --               --
                                                                          --------           -------           ------
TOTAL ASSETS                                                               636,885           248,220           69,439
                                                                          ========           =======           ======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Capital lease obligations, current portion                    8             16,129            16,129            4,801
Accounts payable                                                           112,840                --               --
Other payable and accrued liabilities                                      171,677            31,661            8,245
Deposits from customers                                                      1,605             3,029               --
Due to a stockholder                                         12                219            20,143           27,247
Provision for taxation                                                      13,781            13,123               --
                                                                          --------           -------           ------
TOTAL CURRENT LIABILITIES                                                  316,251            84,085           40,293
Capital lease obligations, non-current portion                8             32,258            48,387            6,402
Due to a stockholder                                         12             66,748                --               --
Deferred taxation                                             9                 --             8,984            4,777
                                                                          --------           -------           ------
TOTAL LIABILITIES                                                          415,257           141,456           51,472
                                                                          --------           -------           ------
Stockholders' equity:
Common stock, par value                                      10              3,528             3,333            3,333
Addition paid-in capital                                                   379,846                --               --
Retained earnings (deficit)                                               (161,746)          103,431           14,634
                                                                          --------           -------           ------

TOTAL STOCKHOLDERS' EQUITY                                                 221,628           106,764           17,967
                                                                          --------           -------           ------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                 636,885           248,220           69,439
                                                                          ========           =======           ======

                                                                          ========           =======           ======

     The notes on pages 7 through 18 are an integral part of the consolidated financial statements.

SUPPLY CHAIN SERVICES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE PERIOD FROM SEPTEMBER 10, 1997 TO DECEMBER 31, 1998
AND YEARS ENDED DECEMBER 31, 1999 AND 2000
(AMOUNTS EXPRESSED IN UNITED STATED DOLLARS)


                                                               YEAR ENDED 12.31.                 PERIOD FROM
                                                        ------------------------------          9.10.1997 TO
                                          NOTES            2000                 1999             12.31.1998
                                          -----         ----------          ----------          ------------
                                                             $                   $                   $
Sales and services                                         628,201           1,990,746              242,760
Cost of sales and services                                (501,204)         (1,789,512)            (170,462)
                                                        ----------          ----------           ----------
Gross profit                                               126,997             201,234               72,298
Commission income                                           10,580              53,664                   --
Retainer fee                                                34,000             110,000                   --
                                                        ----------          ----------           ----------
                                                           171,577             364,898               72,298
Selling expenses                                           (16,348)             (6,677)              (4,438)
General and administrative expenses                       (389,539)           (195,563)             (31,626)
Depreciation and amortization                              (65,061)            (55,036)             (14,360)
                                                        ----------          ----------           ----------
OPERATING INCOME (LOSS)                                   (299,371)            107,622               21,874
Other income                                                 3,032               1,016                   --
Interest expenses                                           (3,945)             (2,512)              (2,463)
                                                        ----------          ----------           ----------
INCOME (LOSS) BEFORE INCOME TAXES                         (300,284)            106,126               19,411
Income taxes                                9               35,107             (17,329)              (4,777)
                                                        ----------          ----------           ----------
NET INCOME (LOSS)                                         (265,177)             88,797               14,634
                                                        ==========          ==========           ==========
EARNINGS (LOSS) PER COMMON SHARE                          (0.00792)            0.00266             0.000439
                                                        ==========          ==========           ==========
WEIGHTED AVERAGE NUMBER OF COMMON
 SHARES OUTSTANDING                                     33,466,894          33,333,333           33,333,333
                                                        ==========          ==========           ==========

     The notes on pages 7 through 18 are an integral part of the consolidated financial statements.

SUPPLY CHAIN SERVICES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE PERIOD FROM SEPTEMBER 10, 1997 TO DECEMBER 31, 1998
AND YEARS ENDED DECEMBER 31, 1999 AND 2000
(AMOUNTS EXPRESSED IN UNITED STATES DOLLARS)


                                                                                YEAR ENDED 12.31.               PERIOD FROM
                                                                          -----------------------------         9.10.1997 TO
                                                                            2000                  1999           12.31.1998
                                                                          --------              -------        -------------
                                                                             $                     $
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)                                                         (265,177)              88,797           14,634
Adjustments to reconcile net income (loss) to net cash provided by (paid for) operating activities:
Depreciation and amortization                                               65,061               55,036           14,360
Loss on sale of motor vehicle                                                   --                2,328               --
Income tax provision (credit)                                              (35,107)              17,329            4,777
Decrease/(Increase) in operating assets:
Accounts receivable                                                        (85,126)             (35,563)              --
Other receivable and prepayments                                           (85,925)             (25,586)            (399)
Deposits                                                                   (25,625)              (7,247)              --
Due from stockholders                                                       (7,958)                  --               --
Increase/(Decrease) in operating liabilities:
Accounts payable                                                           112,840                   --               --
Other payable and accrued liabilities                                      140,016               23,416            8,245
Deposits from customers                                                     (1,424)               3,029               --
Due to a stockholder                                                        46,824               (7,104)          27,247
                                                                          --------              -------          -------
NET CASH PROVIDED BY(PAID FOR) OPERATING ACTIVITIES                       (141,601)             114,435           68,864
                                                                          ========              =======          =======

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of motor vehicle                                             --                6,194               --
Purchases of furniture, fixtures and equipment                             (11,648)             (27,108)          (2,323)
Deferred expenses                                                          (24,000)             (52,250)         (38,000)
                                                                          --------              -------          -------
NET CASH USED IN INVESTING ACTIVITIES                                      (35,648)             (73,164)         (40,323)
                                                                          ========              =======          =======

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of shares                                                         330,041                   --            3,333
Repayment of capital element of capital lease obligations                  (16,129)             (11,203)          (6,843)
                                                                          --------              -------          -------
NET CASH PROVIDED BY(USED IN) FINANCING ACTIVITIES                         313,912              (11,203)          (3,510)
                                                                          ========              =======          =======

NET INCREASE IN CASH AND BANK DEPOSITS                                     136,663               30,068           25,031

CASH AND BANK DEPOSITS AS OF BEGINNING OF YEAR/PERIOD                       55,099               25,031               --
                                                                          --------              -------          -------
CASH AND BANK DEPOSITS AS OF END OF YEAR/PERIOD                            191,762               55,099           25,031
                                                                          ========              =======          =======

     The notes on pages 7 through 18 are an integral part of the consolidated financial statements.

SUPPLY CHAIN SERVICES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE PERIOD FROM SEPTEMBER 10, 1997 TO DECEMBER 31, 1998
AND YEARS ENDED DECEMBER 31, 1999 AND 2000
(AMOUNTS EXPRESSED IN UNITED STATED DOLLARS)


                                                         COMMON STOCK
                                                   ------------------------
                                                    NUMBER OF                        ADDITIONAL                 RETAINED
                                                     SHARES         AMOUNT         PAID-IN CAPITAL          EARNINGS (DEFICIT)
                                                   ----------      --------        ---------------          ------------------
                                                       $               $                  $                          $
Insurance of new shares                            33,333,333      3,333.33                   --

Net income from September 10, 1997
 to December 31, 1998                                                                                              14,634
                                                   ----------      --------              -------                 --------
Balance as of December 31, 1998                    33,333,333      3,333.33                   --                   14,634

Net income from January 1, 1999
 to December 31, 1999                                      --            --                   --                   88,797
                                                   ----------      --------              -------                 --------

                                                   ==========      ========              =======                 ========
Balance as of December 31, 1999                    33,333,333      3,333.33                   --                  103,431

Issuance of new shares                              1,950,000        195.00              389,805                       --

Shares issue costs                                         --            --               (9,959)                      --

Net loss from January 1, 2000
 to December 31, 2000                                      --            --                   --                 (265,177)
                                                   ----------      --------              -------                 --------
Balance as of December 31, 2000                    35,283,333      3,528.33              379,846                 (161,746)
                                                   ==========      ========              =======                 ========

     The notes on pages 7 through 18 are an integral part of the consolidated financial statements.

SUPPLY CHAIN SERVICES INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(AMOUNTS EXPRESSED IN UNITED STATES DOLLARS UNLESS OTHERWISE STATED)


1 ORGANIZATION AND PRINCIPAL ACTIVITIES

     Supply Chain Services Inc. (the "Company") was incorporated in the State of Delaware, United States of America, on March 29, 1999 to serve as a vehicle to effect a merger, exchange of capital stock, asset acquisition, or other business combination with a domestic or foreign private business. On August 28, 2000, the Company acquired 100% equity interest in Supply Chain Services Limited ("SCSL") and its wholly-owned subsidiary, Leader Industrial Group Limited ("LIGL"), in a transaction which is described below in this Note. With effect from August 31, 2000, the Company changed its name from Paddington Inc. to Supply Chain Services Inc, the present one.

     During the period from March 29, 1999 (date of incorporation) to August 28, 2000 (date of acquisition of SCSL and its wholly-owned subsidiary, LIGL by the Company), the Company's sole asset was cash on hand in the amount of $600 and the Company was considered as a Development Stage Enterprise.


ACQUISITION OF SCSL AND ITS WHOLLY-OWNED SUBSIDIARY LIGL

     On August 28, 2000, the Company consummated a stock-for-stock merger transaction whereby the Company acquired, for an aggregate price of $2,733.33, 10,000 shares of common shares, par value HK$1 each, representing all of the issued and outstanding shares of SCSL in exchange for the issuance by the Company of 27,333,333 shares of its common stock to Gi-Tech Developments Limited ("Gi-Tech") and Miss Pauline Wai Man Chu ("the SCSL stockholders"), and a designee of Gi-Tech pursuant to the Share Exchange Agreement signed on the same date by and amongst the Company, the SCSL stockholders. Gi-Tech is a company incorporated in the British Virgin Islands and Mr. Thomas Yan Chuen Chu
("Mr. Chu") is the beneficial owner of all of its issued and outstanding common stock, and as such is the beneficial owner of all 25,299,999 shares of the Company now owned by Gi-Tech. In connection with the transaction, Gi-Tech designated Mr. Tze Tat Fung to receive 666,667 shares of common stock of the Company. Miss Pauline Wai Man Chu received 1,366,667 shares of the Company's shares in connection with the transaction.

     LIGL was incorporated in Hong Kong on September 10, 1997 and commenced business mainly in the trading of toys in April 1998. All the then issued and outstanding common shares of LIGL were owned by Gi-Tech which was 100% beneficially owned by Mr. Chu.

     On March 12, 1999, SCSL was incorporated in Hong Kong. 95% of the issued and outstanding common shares of SCSL were owned by Gi-Tech and were therefore beneficially owned by Mr. Chu. 5% of the issued and outstanding common shares of SCSL were owned by Miss Pauline Wai Man Chu. SCSL commenced business as a supply chain management services provider in April 1999. In April 1999, SCSL acquired the entire issued and outstanding common shares of LIGL. After the acquisition, Gi-Tech, which remained to be 100% beneficially owned by Mr. Chu, owned indirectly 95% of LIGL's issued and outstanding common shares and Miss Pauline Wai Man Chu became a 5% indirect shareholder of LIGL.

     SCSL has its headquarters in Hong Kong and has representative offices in Mainland of the People's Republic of China (the "PRC") and in Taiwan.


2 BASIS OF PRESENTATION

     The acquisition of SCSL and its wholly-owned subsidiary, LIGL, by the Company on August 28, 2000 has been treated as a reverse acquisition since SCSL is the continuing entity as a result of the stock-for-stock merger transaction as described above in Note 1 to the accompanying financial statements. On this basis, the historical financial statements prior to August 28, 2000 represent the consolidated financial statements of SCSL and LIGL.

     The consolidated financial statements of SCSL, and LIGL were prepared on the basis as if SCSL and LIGL had been a single group since September 10, 1997 (the date of incorporation for LIGL and the earliest date covered by this report) since both companies had been under common majority ownership and management, and carried out complimentary business activities since the date of incorporation.

     The historical stockholders' equity accounts of the Company as of December 31, 1999 has been retroactively restated to reflect the issuance of 27,333,333 shares of common stock of par value $0.0001 each in connection with the acquisition.


3 SUBSIDIARIES

     Details of the Company's subsidiaries (which together with the Company are collectively referred to as "the Group") as of December 31, 2000 were as follows:

                                                             PERCENTAGE OF
                                           PLACE OF         EQUITY INTEREST
NAME                                    INCORPORATION            HELD             PRINCIPAL ACTIVITIES
----                                    -------------       ---------------      ----------------------
Supply Chain Services Limited             Hong Kong               100%           Provision supply chain
                                                                                 management services

Leader Industrial Group Limited           Hong Kong               100%           Toy trading


4 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


BASIS OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany transactions and balances within the Group have been eliminated on consolidation.


INVENTORIES

     Inventories are stated at the lower of cost, on a first-in first-out basis, and market value.


FURNITURE, FIXTURES, EQUIPMENT AND CAPITAL LEASES

     Furniture, fixtures, equipment and capital leases are recorded at cost. Gains or losses on disposals are reflected in current operations. Depreciation for financial reporting purposes is provided using the straight-line method over the estimated useful lives of the assets from three to five years. All ordinary repair and maintenance costs are expensed as incurred.


DEFERRED EXPENSES

     Advertising subsidies granted to customers for the promotion of the Group's products are capitalized as deferred expenses and are amortized on the straight-line method by reference to the period over which the related products are expected to be marketed but not exceeding three years.


REVENUE RECOGNITION

     Sales are recognized upon delivery of goods and passage of title to customers.

     Deposits or advanced payments from customers prior to delivery of goods and passage of title of goods are recorded as deposits from customers.

     Service income is recognized when the related services are rendered.


INCOME TAXES

     The Group accounts for income tax under the provisions of Statement of Financial Accounting Standards No. 109, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred income taxes are provided using the liability method. Under the liability method, deferred income taxes are recognized for all significant temporary differences between the tax and financial statement bases of assets and liabilities.


OPERATING LEASES

     Operating leases represent those leases under which substantially all the risks and rewards of ownership of the leased assets remain with the lessors. Rental payments under operating leases are charged to expense on the straight-line basis over the period of the relevant leases.


FOREIGN CURRENCY TRANSLATION

     Transactions in foreign currencies are recorded at the applicable exchange rates ruling at the transaction dates. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable exchange rates ruing at that date. Exchange differences are included in the results of operations.

     The translation of the financial statements of subsidiaries into United States dollars is performed for balance sheet accounts using the closing exchange rate in effect at the balance sheet dates and for revenue and expense accounts using an average exchange rate during each reporting period. The gains or losses resulting from translation are included in stockholders' equity separately as cumulative translation adjustments.


EARNINGS (LOSS) PER COMMON SHARE

     Earning (Loss) per common share is computed in accordance with Statement of Financial Accounting Standards No.128 by dividing net income (loss) for each year by the weighted average number of shares of common stock outstanding during the years, as if the common stock issued for the acquisition of SCSL and LIGL (see Note 1). The weighted average number of shares used to compute earnings
(loss) per common share is 33,333,333 for period ended December 31, 1998 and year ended December 31, 1999 and 33,466,894 for the year ended December 31, 2000.


USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.


5 DEPOSITS

                                                                             AS OF 12.31.
                                                              --------------------------------------------
                                                               2000                1999               1998
                                                              ------               -----              ----
                                                                 $                   $                  $

Deposits comprised:

Deposits to suppliers                                          1,605                 304               --
Rental and utility deposits                                   31,267               6,943               --
                                                              ------               -----              ----
                                                              32,872               7,247               --
                                                              ======               =====              ====


6 FURNITURE, FIXTURES, EQUIPMENT AND CAPITAL LEASE

     Furniture, fixtures, equipment and capital lease comprised:

                                                                             AS OF 12.31.
                                                              --------------------------------------------
                                                               2000                1999               1998
                                                              ------               -----              ----
                                                                 $                   $                  $

Furniture, fixtures and equipment:

                                                              AS OF 12.31.
                                                ---------------------------------------
                                                  2000            1999            1998
                                                -------         -------          ------
                                                   $               $               $
Furniture and fixtures                            3,778           1,885              --
Office equipment                                 16,036          14,023           2,323
Leasehold improvements                           11,846           4,104              --

Capital lease:
Motor vehicle                                    73,935          73,935          18,046
                                                -------         -------          ------
Total cost                                      105,595          93,947          20,369

Less: Accumulated depreciation
      Furniture, fixtures and equipment         (10,683)         (4,351)           (348)
      Capital lease                             (49,290)        (24,645)         (4,512)
                                                -------         -------          ------
Furniture, fixtures, equipment and
 capital lease, net                              45,622          64,951          15,509
                                                =======         =======          ======


7 DEFERRED EXPENSES

                                                             AS OF 12.31.
                                                ---------------------------------------
                                                  2000            1999            1998
                                                -------         -------          ------
                                                   $               $                $

Advertising subsidies, cost                     114,250          90,250          38,000
Less: Accumulated amortization                  (64,959)        (30,875)         (9,500)
                                                -------         -------          ------
Deferred expenses, net                           49,291          59,375          28,500
                                                =======         =======          ======



8 CAPITAL LEASE OBLIGATIONS

     Future minimum lease payments under capital lease, together with the present value of the minimum lease payments, are as follows:

                                                              AS OF 12.31.
                                                ---------------------------------------
                                                  2000            1999            1998
                                                -------         -------          ------
                                                   $               $               $

Payable:
Within one year                                  20,000          20,000           6,039
In the second year                               20,000          20,000           6,039
In the third to fourth years, inclusive          20,002          40,002           2,013
                                                -------         -------          ------


                                                 60,002          80,002          14,091
Less: imputed interest                          (11,615)        (15,486)         (2,888)
                                                -------         -------          ------
c
Present value of minimum lease payments          48,387          64,516          11,203
Less: current portion                           (16,129)        (16,129)         (4,801)
                                                -------         -------          ------
Non-current portion                              32,258          48,387           6,402
                                                =======         =======          ======


9 INCOME TAXES

     The Company and its subsidiaries are subject to income taxes on an equity basis on income arising in or derived from the tax jurisdiction in which they operate. The Company has not yet commenced any business operations up to December 31,2000 and is therefore not subject to any income taxes. The Hong Kong subsidiaries are subject to Hong Kong profits tax at the rate of 16%.

     Income tax credit (charge) comprised:

                                  YEAR ENDED 12.31.           PERIOD FROM
                               ----------------------         9.10.1997 TO
                                2000            1999           12.31.1998
                               ------         -------         ------------
                                  $              $
Hong Kong profits tax:
Current                          (658)        (13,122)               --
Deferred                       35,765          (4,207)           (4,777)
                               ------         -------            ------
                               35,107         (17,329)           (4,777)
                               ======         =======            ======


     Components of deferred tax assets (liabilities) are as follows:

                                                         AS OF 12.31.
                                             ------------------------------------
                                              2000           1999           1998
                                             ------         ------         ------
                                                $              $              $
Cumulative tax losses
Accumulated differences between
 taxation allowances and depreciation/
 amortization expenses of:                   36,842          2,234            781
Furniture, fixtures and equipment            (2,174)        (1,718)          (998)
Deferred expenses                            (7,887)        (9,500)        (4,560)
                                             ------         ------         ------
                                             26,781         (8,984)        (4,777)
                                             ======         ======         ======

     The tax loss carryforwards have no expiration date.


10 SHARE CAPITAL


PREFERRED STOCK

     The Company is authorized to issue 20,000,000 shares of preferred stock with a par value of $0.0001 each, with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.


COMMON STOCK

     The Company is authorized to issue 120,000,000 shares of common stock with a par value of $0.0001 each. During the period from March 29, 1999 (date of incorporation) to September 3, 2000, the Company had 6,000,000 shares of issued and outstanding common stock. On September 4, 2000, the Company issued 27,333,333 shares of common stock of par value $0.0001 each to the SCSL stockholders and a designee of one of the SCSL stockholders in connection with its acquisition of SCSL as described in Notes 1 and 2 to these financial statements. On December 7, 2000, the Company issued 1,250,000 and 700,000 shares of common stock of par value $0.0001 each to Mr. Hardy Kung Chin Lok and Mr. Eddie Chow in exchange for the cash consideration of $250,000 and $140,000 respectively. $340,000 of these cash consideration had been received by the Company as at the balance sheet date and the remaining $50,000 received in January 2001.


11 OPERATING LEASE COMMITMENTS

     At the balance sheet date, the Group had operating lease agreements for office and quarters premises which extend through December 2002.

     Future minimum rental payments under the non-cancellable operating leases are as follows:

                                   AS OF 12.31.
                          --------------------------------
                           2000           1999        1998
                          -------        ------       ----
                             $              $
Payable:
Within one year            98,561        35,226         --
In the second year         76,703         5,871         --
                          -------        ------       ----
                          175,264        41,097         --
                          =======        ======       ====


12 RELATED PARTY TRANSACTIONS

     Details of the amount due from/to stockholders of the Company are as follows:

                                                          AS OF 12.31.
                                               ----------------------------------
                                                2000           1999         1998
                                               ------         ------       ------
                                                  $              $
Due from:

Mr. King Kwok Yu,
Mr. Hardy Kung Chin Lok
& Mr. Richard Che Keung Wong jointly            7,958             --           --
                                               ======         ======       ======
Due to:

Mr. King Kwok Yu                                  219             --           --
                                               ======         ======       ======
Gi-Tech Developments Limited ("Gi-Tech")       66,748         20,143       27,247
                                               ======         ======       ======


     The amount due to Gi-Tech is unsecured and non-interest bearing. There subsisted a subordination agreement between the subsidiaries and Gi-Tech whereby all sums for which the subsidiaries are presently indebted or may become indebted to Gi-Tech shall not be repayable or repaid in whole or in part, except in the event of any proceedings analogous to the winding-up, liquidation or dissolution of the subsidiaries.

     The amount due from/to other individual stockholders is unsecured, non-interest bearing and without pre-determined repayment terms.



13 SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

     Cash paid for interest and income taxes comprised:

                     YEAR ENDED 12.31.    PERIOD FROM
                    ------------------    9.10.1997 TO
                    2000         1999      12.31.1998
                    -----        -----    ------------
                      $            $            $

Interest            3,945        2,512        2,463
                    =====        =====        =====
Income taxes           --           --           --
                    =====        =====        =====



     Supplemental disclosure of investing activities:

     During the period ended December 31, 1998 and year ended December 31, 1999, the Group entered into capital lease arrangement to purchase a motor vehicle with a capital value of $18,046 and $64,516 respectively.


14 OTHER SUPPLEMENTAL INFORMATION

     The following items were included in the consolidated statements of operations:


                                                           YEAR ENDED 12.31.       PERIOD FROM
                                                         ---------------------     9.10.1997 TO
                                                          2000           1999       12.31.1998
                                                         ------         ------     ------------
                                                           $               $             $

Amortization of deferred expenses                        34,084         21,375         9,500
Depreciation of furniture, fixture and equipment
  -- owned assets                                         6,332          4,003           348
  -- assets held under capital lease                     24,645         29,658         4,512
Interest expenses for capital lease obligations           3,945          2,512         2,155
Operating lease rentals for premises, net
 of sub-rental income                                    29,739          7,812            --
Loss on sale of motor vehicle                                --          2,328            --
Net foreign exchange loss (gain)                         (2,907)         4,077           197
Repairs and maintenance                                     479            188         3,835


15 SEGMENTAL ANALYSIS


MAJOR CUSTOMERS

     Details of individual customers accounting for more than 5% of the Group's sales and services are as follows:

                                                 YEAR ENDED 12.31.    PERIOD FROM
                                                 -----------------    9.10.1997 TO
                                                 2000         1999     12.31.1998
                                                 ----         ----    ------------

Rumpus Corporation                               36.7%        77.5%        --
Sears, Roebuck & Co.                             26.9%        13.2%      96.2%
North American Bear Co. Inc.                      9.9%          --         --
Focus Group                                       5.3%          --         --
Sports Manufacturers International Inc.           5.2%          --         --


MAJOR SUPPLIERS

     Details of individual suppliers accounting for more than 5% of the Group's purchases and services are as follows:

                                                                 YEAR ENDED 12.31.               PERIOD FROM
                                                              ----------------------            9.10.1997 TO
                                                              2000              1999             12.31.1998
                                                              ----              ----            ------------

Pelagie Industrial Ltd                                        65.4%             64.3%               52.4%
Bondrich Development Ltd                                        --              22.9%               21.2%
Play Vogue Industrial Co. Ltd                                   --                --                21.9%
Mutual Fit Company Limited                                      --              10.6%                 --
Zui Fat Industrial Ltd                                        10.4%               --                  --

                                                                 YEAR ENDED 12.31.               PERIOD FROM
                                                              -----------------------            9.10.1997 TO
                                                              2000               1999             12.31.1998
                                                              ----               ----            ------------
Winch Printers Ltd                                             8.6%               --                  --
Winfaith Shipping Ltd                                          6.6%               --                  --


16 SUBSEQUENT EVENTS

     To cope with the potential growth for the Group's business, the following significant events occurred subsequent to the balance sheet date:

     The Group established a new office in Shenzhen, PRC for its sourcing, quality control and logistics staff. In connection with the operation of the new office, the Group has entered into operating lease agreements for office premises and motor vehicle which extend through December 2003.

     Future minimum rental payments under the non-cancellable operating leases are as follows:

                             OFFICE PREMISES      MOTOR VEHICLE
                             ---------------      -------------
                                    $                   $
Payable:
Within one year                   9,100               11,600
In the second year                2,800               11,600
In the third year                   180               11,600
                                 ------               ------
                                 12,080               34,800
                                 ======               ======

     The Group is in the progress of establishing an internet platform to enable the use of a set of proprietary web-based supply chain management software with a view to promote its technology capabilities to potential customers. On January 3, 2001, the Group entered into an agreement for the development of the software at a fee of $550,000, to be payable by monthly instalments within one year from the balance sheet date. No contract has yet been entered for purchase of computer hardware. However, the management anticipates that $129,000 will be utilized in this respect. Expenditure incurred up to the balance sheet date and directly attributable to the development of the internet platform amounting to $16,516 is included as prepayment in the balance sheet.

     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PRO- SPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HERETO.


                      Dealer Prospectus Delivery Obligation

     Until [   ], 2001, all dealers that effect transactions in these
securities, whether or not participating in this Offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


================================================================================



                                8,000,000 SHARES



                              [LOGO OF THE COMPANY]



                                   COMMON STOCK


                                 ----------------

                                    PROSPECTUS

                                 ----------------


                    Hunton & Williams, New York and Hong Kong


                                        , 2001



================================================================================

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of the State of Delaware provides that a Delaware corporation has the power, under specified circumstances, to indemnify its Directors, Officers, employees and agents, against expenses incurred in any action, suit or proceeding. The Certificate of Incorporation and the By-laws of the Company provide for indemnification of directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware.

     The General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating the personal liability of a director to the corporation or its stockholders for monetary damages in connection with a breach of fiduciary duty by such director, provided that such provision shall not eliminate or limit the liability of a director:
(i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the General Corporation Law of the State of Delaware (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock); or
(iv) for any transaction from which the director derived an improper personal benefit. The Company's Certificate of Incorporation contains such a provision.

     INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, IT IS THE OPINION OF THE COMMISSION THAT SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE SECURITIES ACT AND IS THEREFORE UNENFORCEABLE.

     Any provision in the subscription agreement which indemnifies the directors or officers of the Company against such liabilities where a director or officer of the Company is offering and selling the Common Stock on behalf of the Company.


                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following tables sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates, except the Commission and NASD fees.

Securities and Exchange Commission registration fee               $    700.00
NASD fees                                                         $        --
Accounting fees and expenses                                      $120,000.00
Printing and engraving expenses                                   $  9,670.00
Transfer Agent and registrar expenses                             $  5,000.00
Directors and officers insurance                                  $        --
Legal fees and expenses                                           $150,000.00
Miscellaneous expenses                                            $ 35,000.00
TOTAL                                                             $320,370.00
                                                                  ===========


                     RECENT SALES OF UNREGISTERED SECURITIES

     During the past three years, we have relied on exemptions from registration afforded by Sections 3(b) and 4(2) of the Securities Act of 1933 and Rules 152, 155, 504, 505, 506 and 701 promulgated thereunder and sold securities that were not registered as follows:

          (i) (i) On April 20, 1999, we issued 2,000,000 of Common Shares for cash at $0.0001 per share for the cash consideration of $200 to each of Messrs. King Kwok Yu, Richard Che Keung Wong and Hardy Kung Chin Lok. On April 20, 1999, Messrs. King Kwok Yu, Richard Che Keung Wong and Hardy Kung Chin Lok executed and delivered a "lock-up" letter agreement to us which provides that they should not sell the securities except in connection with or following the consummation of a merger or acquisition by us. Upon consummation of our acquisition of Supply Chain Services on August 28, 2000, Messrs. King Kwok Yu, Richard Che Keung Wong and Hardy Kung Chin Lok were released from the "lock-up" letter agreement by the Company.

          (ii) On August 28, 2000, we consummated a stock-for-stock merger transaction in which we acquired, for an aggregate price of $2,733.33, 10,000 shares of common shares, par value HK$1 each, representing all of Supply Chain Services Limited ("SCSL") issued and outstanding shares in exchange for our issuance of 27,333,333 shares of Common Stock to Gi-Tech Developments Limited ("Gi-Tech") and Miss Pauline Wai Man Chu ("the SCSL stockholders"), and a designee of Gi-Tech pursuant to Share Exchange Agreement. Gi-Tech is a company incorporated in the British Virgin Islands and Mr. Thomas Yan Chuen Chu is the beneficial owner of all of its issued and outstanding Common Stock, and thus is the beneficial owner of all 25,299,999 shares of the Company now owned by Gi-Tech. In connection with the transaction, Gi-Tech designated Mr. Tze Tat Fung to receive 666,667 shares of Common Stock. Miss Pauline Wai Man Chu received 1,366,667 shares of our shares in connection with the transaction.

          (iii) On November 27, 2000, we entered into a Subscription Agreement with Mr. Hardy Kung Chin Lok in which Mr. Hardy Kung Chin Lok received 1,250,000 shares of Common Stock in exchange for cash consideration of US$250,000.

          (iv) On December 5, 2000, we entered into a Subscription Agreement with Mr. Eddie Chow in which Mr. Eddie Chow received 700,000 shares of Common Stock in exchange for cash consideration of US$140,000. On March 29, 2001, we entered into a subsequent Subscription Agreement with Mr. Eddie how in which Mr. Eddie Chow received 250,000 shares of Common Stock in exchange for cash consideration of US$50,000. See "Organization of the Company Within the Last Five Years" and "Market for the Registrant's Common Equity and Related Stockholder Matters."


                   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


---------------------------------------------------------------------------------------------------------
EXHIBIT                                                DESCRIPTION
---------------------------------------------------------------------------------------------------------
1                        Underwriting Agreement***
---------------------------------------------------------------------------------------------------------
2                        Plan of Acquisition, Reorganization, Arrangement, Liquidation or Succession***
---------------------------------------------------------------------------------------------------------
3.1                      Articles of Incorporation*
3.2                      By-laws*
---------------------------------------------------------------------------------------------------------
4                        Instruments Defining the Rights of Holders, Including Indentures
---------------------------------------------------------------------------------------------------------
5                        Opinion re: legality
---------------------------------------------------------------------------------------------------------
8                        Opinion re: tax matters***
---------------------------------------------------------------------------------------------------------
9                        Voting Trust Agreement***
---------------------------------------------------------------------------------------------------------
10.1                     Form of Investor Subscription Agreement
10.2                     Tenancy Agreement dated 12 May 1999 between Chinasound Limited and SCSL relating to 8th Floor, on Guangdong Textile Centre, No. 22, 24 and 26 Minden Avenue,
                         Tsimshatsui, Kowloon, Hong Kong.
10.3                     Tenancy Agreement dated 11 January 2001 between Chinasound Limited and SCSL relating to 5th Floor, on Guangdong Textile Centre, No. 22, 24 and 26 Minden
                         Avenue, Tsimshatsui, Kowloon, Hong Kong.
10.4                     Lease Contract dated 15 January 2001 between SCSL and Tibet Jin Sheng Company
                         Limited in respect of leasing the office premises situated at Room 1501 &
                         1508, East Tower, Yi Hai Plaza, Cheng Ye Road, Nanshan District, Shenzhen
                         Municipality, PRC.
10.5                     Lease Contract dated 1 February 2001 between SCSL and Mr. Shao Lin Zheng in respect of leasing the premises situated at Room 601, Unit 3, Nan Shui Garden,
                         Nanshui Buxing Street, Nanshan District, Shenzhen Municipality, PRC.
10.6                     Tenancy Agreement dated 21 October 2000 between Shek Kwu Investments Limited and
                         LIGL in respect of leasing the premises at Flat B, 1st Floor of Tower II and car parking space No. 6 on 2nd Level of Ruby Court, No. 55 South Bay Road,
---------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------
EXHIBIT                  DESCRIPTION
---------------------------------------------------------------------------------------------------------
                         Hong Kong.
10.7                     Hire Purchase Agreement dated 16 December 1999 between Inchroy Credit
                         Corporation Limited and SCSL in relation to the hiring of a motor vehicle.
10.8                     Vehicle Lease Contract dated 15 December 2000 between Mr. Wei Jun Fan and SCSL in relation to the hiring of a motor vehicle.
10.9                     Service Agreement dated 2 May 2000 between Rumpus Corporation and SCSL.
10.10                    Agreement dated 3 January 2001 between SCSL and Greatmind Technology Limited in respect of their appointment to undertake software development and programming activities related to the SCSL's proprietary supply chain software program.
10.11                    Employment Contract dated 13 September 2000 between SCSL and Thomas Chu.
10.12                    Employment Contract dated 20 March 1999 between SCSL and Pauline Wai Man Chu.
10.13                    Consulation Service Agreement dated 26 March 1999 between SCSL and Thomas Chu.
10.14                    Release Agreements dated 27 March 2001 between Thomas Yan Chuen Chu and SCSL in respect of his consultation fees and remuneration.
10.15                    Release Agreements dated 27 March 2001 between Pauline Wai Man Chu and SCSL in respect of her remuneration.
10.6                     Subordination Agreement dated 31 December 2000 between SCSL and Gi-Tech
                         Developments Limited in respect of the indebtedness in the sum of HK$78,738.69.
10.17                    Subordination Agreement dated 31 December 2000 between LIGL and Gi-Tech
                         Developments
                         Limited in respect of the indebtedness in the sum of HK$438,556.36.
10.18                    Loan Agreement dated 31 March 2001 between SCSL and Gi-Tech Developments
                         Limited in respect of the indebtedness in the sum of HK$631,577.55.
10.19                    Supplemental Subordination Agreement dated 2 January 2001 between LIGL and
                         Gi-Tech Developments Limited in respect of the indebtedness in the sum of
                         HK$438,556.36.
10.20                    Supplemental Subordination Agreement dated 2 January 2001 between SCSL and
                         Gi-Tech Developments Limited in respect of the indebtedness in the sum of
                         HK$78,738.69.
---------------------------------------------------------------------------------------------------------
11                       Statement re: computation of per share earnings
---------------------------------------------------------------------------------------------------------
15                       Letter on unaudited interim financial information***
---------------------------------------------------------------------------------------------------------
16                       Letter on change in certifying accountant**
---------------------------------------------------------------------------------------------------------
21                       Subsidiaries of the registrant****
---------------------------------------------------------------------------------------------------------
23.1                     Consent of Counsel*****
---------------------------------------------------------------------------------------------------------
23.2                     Consent of Independent Auditor
---------------------------------------------------------------------------------------------------------
24                       Power of Attorney***
---------------------------------------------------------------------------------------------------------
25                       Statement of eligibility of trustee***
---------------------------------------------------------------------------------------------------------
26                       Invitations for competitive bids***
---------------------------------------------------------------------------------------------------------
99.1                     Share Exchange Agreement dated 28 August, 2000**
---------------------------------------------------------------------------------------------------------

------------
* Incorporated by reference to the initial registration filing on Form 10SB of Paddington Inc. (our former name) with the Securities and Exchange Commission dated May 12, 1999, as amended on June 1, 1999.
** Incorporated by reference to the current report filing on Form 8-K of Paddington Inc. (or former name) with the Securities and Exchange Commission dated September 11, 2000, and as amended on November 9, 2000.
***   Not applicable.
****  Provided in the Consolidated Financial Statements attached hereto.
***** Provided in Exhibit 5.


                                  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Directors, Officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The issuer will file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to include any prospectus required by section 10(a)(3) of the Securities Act, to reflect in the prospectus any facts or events which represent a fundamental change in the information in the registration statement and to include any additional or changed material information on the plan of distribution.

     For determining liability under the Securities Act, the issuer will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     The issuer will file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Hong Kong on May 25, 2001.



                                            SUPPLY CHAIN SERVICES INC.


                                            By: /s/ Thomas Yan Chuen Chu
                                            ------------------------------------
                                            Director, Chairman of the Board
                                            and President


                                            By: /s/ Hardy Kung Chin Lok
                                            ------------------------------------
                                            Director


                                            By: /s/ Pauline Wai Man Chu
                                            ------------------------------------
                                            Director


                                            By: /s/ King-Kwok Yu
                                            ------------------------------------
                                            Secretary, Controller and Treasurer


     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons and in the capacities and on the dates stated:

SIGNATURE                   NAME                   TITLE                                             DATE
---------                   ----                   -----                                             ----
/s/ Thomas Yan Chuen Chu    Thomas Yan Chuen Chu   Director, Chairman of the Board and President     05-25-2001
------------------------    --------------------   ---------------------------------------------     ----------
/s/ Hardy Kung Chin Lok     Hardy Kung Chin Lok    Director                                          05-25-2001
------------------------    --------------------   ---------------------------------------------     ----------

SIGNATURE                   NAME                   TITLE                                  DATE
---------                   ----                   -----                                  ----
/s/ Pauline Wai Man Chu     Pauline Wai Man Chu    Director                               05-25-2001
-----------------------     -------------------    -----------------------------------    ----------
/s/ King-Kwok Yu            King-Kwok Yu           Secretary, Controller and Treasurer    05-25-2001
---------------------       ----------------       -----------------------------------    ----------